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                                                                    EXHIBIT 10.4


                                                                  Execution Copy

                        MASTER SERVICE PROVIDER AGREEMENT

                                     between

                       FIDELITY INFORMATION SERVICES, INC.

                                       and

                              COVANSYS CORPORATION

                           Dated as of April 26, 2004

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                                Table of Contents

BACKGROUND......................................................................                      6
1.   Definitions and Construction                                                                     6
1.1.  Definitions...............................................................                      6
1.2.  References................................................................                     14
1.3.  Headings..................................................................                     14
1.4.  Additional Definitions....................................................                     14
2.   Services                                                                                        15
2.1.  Scope of the Services Generally...........................................                     15
2.2.  Performance of Services...................................................                     19
2.3   Change in Scope of Work .................................................                      19
2.4.  Increases and Decreases in Services.......................................                     19
2.5.  Applicable Laws...........................................................                     19
2.6.  Third Party Services......................................................                     20
2.7.  Change Orders.............................................................                     20
3.   Service Levels                                                                                  21
3.1.  Service Levels............................................................                     21
3.2.  Adjustment of Service Levels..............................................                     21
3.3.  Root-Cause Analysis.......................................................                     21
3.4.  Measurement and Monitoring................................................                     21
3.5.  Continuous Improvement....................................................                     21
3.6   Vendor Service Locations..................................................                     21
4.   Covenants and Obligations of the Parties                                                        22
4.1   Covenants and Obligations of Vendor.......................................                     22
4.2   Covenants and Obligations of Fidelity.....................................                     23
5.   Project Team                                                                                    23
5.1.  Vendor Personnel..........................................................                     23
5.2.  Key Personnel.............................................................                     25
5.3.  Dedicated Staff...........................................................                     26
5.4.  Subcontractors............................................................                     27
5.5.  Access to Vendor Personnel and Resources..................................                     28
5.6.  Vendor Personnel's Compliance with Fidelity Requirements..................                     28
6.   Management and Control; Reporting..........................................                     29
6.1.  Periodic Meetings.........................................................                     29
6.2.  Procedures Manual.........................................................                     29
6.3.  Reports...................................................................                     30
6.4.  Change Control Procedures.................................................                     30
6.5   Responsiveness............................................................                     30
7.   Intellectual Property Rights                                                                    30
7.1.  Work Product..............................................................                     30
7.2.  Vendor Tools, Vendor Software and Vendor Machines.........................                     33
7.3.  Consents..................................................................                     33
7.4.  Fidelity Licenses of Intellectual Property................................                     34

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
7.5.  Limitations...............................................................                     34
7.6.  Acquired Hardware and Software............................................                     34
8.   Payments to Vendor                                                                              34
8.1.  Fees......................................................................                     34
8.2.  Payment Schedule and Invoices.............................................                     35
8.3.  Recurring Costs...........................................................                     36
8.4.  [*************]...........................................................                     36
8.5   Late Delivery.............................................................                     36
8.6.  Increase in Fees..........................................................                     36
8.7.  Audit of Fees.............................................................                     36
9.   Taxes                                                                                           37
9.1.  Taxes Generally...........................................................                     37
9.2.  Tax Treatment of Relocation...............................................                     37
9.3.  Tax Treatment of Fidelity Software........................................                     37
9.4.  Unrelated Taxes...........................................................                     37
9.5.  Segregation of Fees.......................................................                     37
9.6.  Cooperation...............................................................                     38
10.  Audits                                                                                          38
10.1. Audit Processing..........................................................                     38
10.2. Record Retention..........................................................                     39
10.3. Facilities................................................................                     39
11.  Confidentiality; Compliance with Privacy Policies                                               39
11.1. General Confidentiality Obligations.......................................                     39
11.2. Fidelity Confidential Information Specifically............................                     41
11.3. Unauthorized Acts.........................................................                     42
11.4. Customer Information......................................................                     42
11.5. Access to Fidelity Software...............................................                     43
11.6  Expiration or Termination of the Master Agreement..........................                    45
12.  Representations and Warranties                                                                  45
12.1  Representations and Warranties............................................                     45
12.2. Scope of Warranties.......................................................                     49
12.3. Disclaimer................................................................                     49
13.  Remedies                                                                                        49
13.1  Remedies for Noncompliance................................................                     49
13.2  Inadequacy of Remedies for Noncompliance..................................                     50
13.3  Remedies Cumulative.......................................................                     50
14.  Indemnities                                                                                     50
14.1. Indemnity by Fidelity.....................................................                     50
14.2. Indemnity by Vendor.......................................................                     50
14.3. Indemnification Procedures................................................                     52
15.  Damages                                                                                         54
15.1. Direct Damages............................................................                     54
15.2. Limitations on Liability..................................................                     54
16.  Insurance and Risk of Loss                                                                      55

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
16.1. Insurance.................................................................                     55
16.2. Certificates..............................................................                     56
16.3. Policies..................................................................                     56
16.4. Risk of Loss..............................................................                     56
17.  Term; Termination                                                                               56
17.1. Term......................................................................                     57
17.2. Termination for Convenience...............................................                     57
17.3. Termination for Cause.....................................................                     57
17.4. Termination for Insolvency................................................                     57
17.5. Discontinuance of Services................................................                     58
17.6. Other Terminations........................................................                     58
17.7  Post-Agreement Services...................................................                     58
18.  End of Term Assistance                                                                          58
18.1. End of Term Assistance Services...........................................                     58
18.2. Fidelity's Third Party Designees..........................................                     58
18.3. End of Term Assistance Services Fees......................................                     58
19.  Security; Information Technology Control Policies                                               59
19.1. Safety and Security Procedures............................................                     59
19.2. Compliance with Security Regulations......................................                     60
19.3. Compliance with Fidelity Information/Technology Control Policies..........                     60
19.4. Access by Regulatory Authorities..........................................                     60
19.5. Reports & On-Site Review..................................................                     60
19.6. Changes that May Affect Services..........................................                     61
19.7. Backup Disks..............................................................                     61
19.8. Business Continuity and Contingency Plan..................................                     61
20.  Non-Solicitation/Non-Hiring                                                                     62
21.  Miscellaneous Provisions                                                                        63
21.1. Survival..................................................................                     63
21.2  Notices...................................................................                     63
21.3  Assignment, Binding Effect................................................                     64
21.4  Waiver....................................................................                     64
21.5  Entire Agreement; Amendments..............................................                     64
21.6  EEOC......................................................................                     65
21.7  Publicity.................................................................                     65
21.8  Headings..................................................................                     65
21.9  Severability..............................................................                     65
21.10 Nondisclosure of Terms....................................................                     65
21.11 Counterparts..............................................................                     65
21.12 Regulatory Matters........................................................                     65
21.13 Force Majeure.............................................................                     66
21.14 Dispute Resolution........................................................                     66
21.15 Governing Law; Venue; Arbitration.........................................                     67
21.16 Relationship of Parties...................................................                     68
21.17 Third Party Beneficiaries.................................................                     68
21.18 Interpretation of Documents...............................................                     69

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
21.19 No Interference...........................................................                     69
21.20 Covenant of Further Assurances............................................                     69
21.21 Negotiated Terms..........................................................                     69
21.22 Applicable Laws...........................................................                     69
21.23 EU Privacy Addendum.......................................................                     70

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                        MASTER SERVICE PROVIDER AGREEMENT

      THIS MASTER SERVICE PROVIDER AGREEMENT (the "Master Agreement"), dated as of April 26, 2004, is entered into by and between Fidelity Information Services, Inc. on behalf of itself and its Affiliates (individually and collectively (unless otherwise designated herein) ("Fidelity"), with offices located at 601 Riverside Avenue, Jacksonville, Florida 32204, USA, and Covansys Corporation ("Vendor"), with offices located at 32605 West 12 Mile Road, Suite 250, Farmington Hills, Michigan 48334 USA.

                                   BACKGROUND

      From time to time, Fidelity anticipates that it and/or its Affiliates shall solicit from Vendor certain Services, which add value, improve the performance efficiency and/or reduce performance costs for Fidelity. Such Services may include, without limitation, software development, programming, implementation, maintenance, consulting, flood services, call center, and other services, all as detailed in Work Orders (as hereinafter defined). Subject to the terms and conditions of this Master Agreement, Fidelity has agreed to certain [****] to Vendor with respect to the Services as more fully described in the Master Agreement. In the event Fidelity does request Services, Vendor shall create a proposal and, in the event that a Work Order is executed by the appropriate parties, perform such Services in accordance with the Service Levels set forth in such Work Order and develop and deliver Work Product in connection therewith in accordance with the Timetable (as hereinafter defined) and the Specifications (as hereinafter defined), if any, set forth in such Work Order. Vendor desires to provide to Fidelity, and Fidelity desires to obtain from Vendor, the Services and the Work Product described in each Work Order attached hereto and on the terms and conditions set forth herein.

      NOW, THEREFORE, for and in consideration of the agreements set forth below, Fidelity and Vendor agree as follows:

1.    Definitions and Construction.

      1.1. Definitions. The following defined terms as used in this Agreement shall have the meanings specified below:

            (a) "Affiliate" of a Party shall mean any entity that Controls, is Controlled by, or is under common Control with the Party specified; including any entity that conforms to such definition as of the Agreement Effective Date, as well as any entity that conforms to the definition anytime thereafter.

            (b) "Agreement" shall mean, collectively, the (i) Master Agreement, (ii) the applicable Work Order and (iii) the Agreement Collateral Documents.

            (c) "Agreement Collateral Documents" shall mean any and all exhibits, schedules, appendices and other documents attached hereto, other than Work Orders.

            (d) "Agreement Effective Date" shall mean the date first set forth in the preamble paragraph above, upon which date this Agreement becomes binding and enforceable.

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            (e)   "Agreement Year" shall mean each twelve (12) month period
during the Agreement Term, commencing on the Agreement Effective Date and on each anniversary of the Agreement Effective Date occurring thereafter.

            (f) "Applicable Laws" shall mean, collectively, all applicable foreign (including European Union and similar associations) and United States Federal, state and local laws, rules, agency actions and regulations, including the Regulatory Requirements and all changes, supplements or replacements thereto and interpretations thereof that relate to the Services, the Work Product, and/or each Party's business as it relates to the Services and/or the Work Product.

            (g) "Application" shall mean all the elements required for the operation of an application described in a Work Order, including (i) proprietary or other software owned, licensed or developed for Fidelity, and (ii) Documentation in connection therewith.

            (h) "Change in Control" shall mean (i) a consolidation or merger of an entity, or its parent corporation, into or with any other entity where the original entity or its parent corporation is not the surviving entity (but excluding any such merger or consolidation of any entity as to which at least fifty percent (50%) of the outstanding voting securities of the surviving entity are owned by the owners of the original entity or its parent corporation immediately prior to such merger or consolidation), (ii) a sale, transfer or other disposition of all or substantially all of the assets of an entity or its parent corporation in a single transaction or series of related transactions, to any person or entity, or group of related persons or entities, not controlled by the transferring entity or its parent corporation or (iii) the acquisition by any person or entities of beneficial ownership of at least fifty percent (50%) of the outstanding shares of stock of an entity or its parent corporation.

            (i) "Claim" shall mean any civil, criminal, administrative or investigative action or proceeding then pending or threatened against either Party.

            (j)   "Confidential Information" shall mean with respect to:

                  (i) Fidelity, collectively, all data and other information disclosed to Vendor, Vendor Personnel or any Subcontractor in connection with the Services, including Customer Information and non-public information that is learned by Vendor, whether or not Fidelity intended to disclose such information to such Person, as well as all Fidelity Software (regardless of its state of completion or form of recordation), Specifications, Documentation, Work Product, product proposals, financial information, data, source or object code, documentation, manuals, studies, internally devised technology, system or network architecture or topology, security mechanisms, product or processing capacities, revenues, information relating to the business of Fidelity (including internal procedures and policies, businesses plans, and products of Fidelity), and all other trade secret, confidential or proprietary information and documentation of Fidelity or its customers, prospective customers, employees, directors, outside directors, retirees and their respective spouses and families (whether or not it is designated as such), including information which is not permitted to be disclosed to third parties under Applicable Laws;

                  (ii) Vendor, collectively, all non-public information disclosed to Fidelity in connection with the Services, which information (1) Vendor marks as trade secret information, (2) Vendor claims to Fidelity to be trade secret information, (3) that is recognizable by its nature to

                                       7
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be a trade secret, (4) that is learned by Fidelity in connection with the
Services without Vendor's intentional disclosure to it or (5) that Fidelity knows is deemed by Vendor to be its trade secret information, including all Vendor Software (regardless of its state of completion or form of recordation), product proposals, financial information, data, source or object code, documentation, manuals, studies, and any other materials or information based thereon, and Vendor's businesses plans, policies, procedures, processes, methodologies and products, and all confidential or proprietary information and documentation of Vendor (whether or not it is designated as such); provided, however, Work Product shall not be Vendor Confidential Information; and

                  (iii) each Party, the terms of this Agreement.

            (k) "Control" of an entity shall mean that the specified Party, directly or indirectly, has the power to direct or cause the direction of the management and policies of that entity through the ownership of voting securities, by contract or otherwise.

            (l) "Customer Information" shall mean, collectively, all information, in any form, provided to Vendor by or on behalf of Fidelity or a Fidelity Customer, that alone or in combination with other information (i) is considered "sensitive personal data", such as political opinions, religious beliefs or information related to the physical or mental health of a current, former or prospective customer of Fidelity or a Fidelity Customer or as otherwise defined under the laws of any applicable country from which such data originated or (ii) uniquely identifies a current, former or prospective director, outside director, employee, retiree or customer of Fidelity or a Fidelity Customer, or their respective spouses or families, and includes all information submitted by website users, including customer names, addresses, telephone numbers, proprietary information concerning accounts, financial standing, investment holdings and other financial data compiled by Fidelity or a Fidelity Customer and/or provided by customers of Fidelity or a Fidelity Customer, specific financial needs and requirements with respect to investment, financial position and standing, leads, referrals and references to customers, holding book or customer book pages, assets and obligations carried in accounts of customers, data pertaining to websites of Fidelity or a Fidelity Customer (including an individual's access and activities and such data as date and time of visit, pages viewed, time spent at a website, the site visited just before and just after), and all records and documents concerning the business and affairs of Fidelity or a Fidelity Customer and/or customers of a Fidelity Customer, copies of such information and materials derived from such information; provided that in the event of a conflict or inconsistency between a provision of this Agreement applicable to Confidential Information, on the one hand, and a provision of this Agreement applicable to Customer Information, on the other hand, the latter shall control to the extent of the conflict or inconsistency.

            (m) "Deliverables" shall mean deliverables, services, materials or other work product (including both object and fully commented source code) deliverable in accordance with a Timetable on, or otherwise pursuant to, a Work Order; provided that each Deliverable that includes software shall include fully commented source code, together with all necessary Documentation.

            (n) "Destructive Elements" shall mean, collectively, any and all computer code (a) sometimes referred to as "viruses" or "worms", that is intentionally designed to disrupt, disable, alter, damage, interfere, harm, or otherwise impede in any manner (including aesthetic disruptions or distortions)
(i) Fidelity Confidential Information, (ii) the Work Product, (iii) Fidelity Software, (iv) Operating Environment, (v) Vendor Software, (vi) Vendor Machines or (vii) the operation of

                                       8
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the Services, including other software or systems used to provide the Services,
(b) sometimes referred to as "time bombs", "time locks", or "drop dead" devices, that would disable (i) the Services, (ii) Work Product, (iii) Fidelity Software or (iv) Vendor Software, or impair in any way the operation of any of the foregoing based on the elapsing of a period of time, exceeding an authorized number of copies, advancement to a particular date or other numeral, (c) sometimes referred to as "traps", "access codes" or "trap door" devices, that would permit Vendor or any Subcontractor to cause disablement or impairment of the Work Product or (d) which contains any other similar harmful, malicious or hidden procedures, routines or mechanisms, which would cause such programs to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with operations.

            (o) "Design Documents" shall mean collectively any design and development plan and design specifications approved by Fidelity.

            (p) "Disclosed Subject" shall mean each invention, discovery or improvement, whether or capable of being patented, constituting the Work Product or any part thereof.

            (q) "Documentation" shall mean, collectively, all operator and user manuals, training materials, guides, listings, Specifications and any revisions or additions to such documents relating to any Application for which Services are performed or Work Product delivered pursuant to a Work Order.

            (r) "End of Term Assistance Period" shall mean a period of time designated by Fidelity that does not exceed twenty-four (24) months from the expiration or earlier termination of an applicable Work Order Term, during which period of time Vendor shall provide End of Term Assistance Services in accordance with Article 18 (End of Term Assistance) hereof.

            (s)   "End of Term Assistance Services" shall mean, collectively,
(i) the Services that were provided by Vendor immediately prior to the expiration or termination of an applicable Work Order Term to the extent that Fidelity requests such Services to be provided from such expiration or termination, (ii) any New Services requested by Fidelity in order to facilitate the transfer of the Services to Fidelity or another service provider designated by Fidelity and (iii) Vendor (A) assisting Fidelity in the development of a transition plan in connection therewith, (B) making available necessary project personnel and resources to facilitate the transition, (C) providing such interim Services as are necessary to successfully complete such transition, (D) providing training, documentation and other materials necessary to enable Fidelity or its designee to assume responsibility for the Services, (E) delivering to each of Fidelity and its designees the most current copies of all Work Product and (F) making available to Fidelity and its designees, pursuant to reasonable terms and conditions, any third party services and systems then being utilized by Vendor in the performance of the Services, subject to the terms and conditions of any applicable third party agreements.

            (t) "Enhancements" shall mean all extensions, additions or further developments of an existing feature or capability of an Application or new capability or feature of an Application or any component thereof, including new releases, versions, modifications, improvements, upgrades, enhancements, alterations, changes and conversions of an Application.

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            (u)   "Error" shall mean any error, defect or malfunction in an
Application that (i) causes the integrity of an Application's data to be compromised or corrupted; (ii) causes an unexpected error message or fatal error to occur while using an Application; (iii) causes an Application to fail to conform to any of the applicable warranties, including those contained in
Article 12 (Representations and Warranties); or (iv) causes an Application to fail to conform to the Documentation.

            (v) "Error Correction" shall mean a modification or other appropriate fix to an Application that remedies an Error.

            (w) "Euro" means the single currency introduced by the European Union for use by and within the participating member states thereof, pursuant to the applicable treaties, statutes and regulations thereof, and "cent" means the sub-unit of the Euro.

            (x) "Fees" shall mean, collectively, those fees to be paid by Fidelity to Vendor in consideration of Vendor providing the Services and delivering the Work Product, including any fees paid in the form of consideration other than cash such as coupons for products and services.

            (y) "Fee Schedule" shall have the meaning set forth in Section 8.1 hereof.

            (z)   "Fidelity Competitor" shall mean [****].

            (aa) "Fidelity Consents" shall mean any and all consents or approvals necessary to allow Vendor, and any Subcontractor, to use any of the following to provide the Services: (i) Fidelity Intellectual Property, (ii) Fidelity Software, (iii) Operating Environment and (iv) services provided for the benefit of Fidelity under Fidelity's service contracts.

            (bb) "Fidelity Content" shall mean any and all data and content, including multimedia images (such as graphics, audio and video), HTML templates, text, data images, design structure, graphic images, audio, video and audiovisual material, and other materials and the like provided by Fidelity and that are used in connection with the Services.

            (cc) "Fidelity Customer" shall mean the financial institutions, mortgage companies, automobile finance companies, insurance companies and other various entities and institutions, wherever located, with whom Fidelity has entered into software license, maintenance and/or services agreements, either directly or indirectly, for Fidelity products or services.

            (dd)  "Fidelity Intellectual Property" shall mean, collectively, the
(i) Intellectual Property that was, is or shall be developed by or for Fidelity, including the Work Product, and (ii) Fidelity Content; provided that the term "Fidelity Intellectual Property" shall not include Operating Environment or Fidelity Software.

            (ee) "Fidelity Location" shall mean any location worldwide owned, leased by or operated on behalf of Fidelity.

            (ff) "Fidelity Software" shall mean any and all proprietary computer programs and software of Fidelity or any Fidelity's licensors, including all services, processes, data,

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information and tables created by or for Fidelity and all improvements, updates, fixes, releases and updates related thereto, that are used in connection with the Services, including the applications and modules detailed in any request for proposal.

            (gg) "Force Majeure Event" shall mean fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts or labor difficulties or any other cause beyond the reasonable control or anticipation of a Party, except for Subcontractor defaults which do not result from such events.

            (hh) "Functional and Technical Specifications" shall mean detailed written functional and technical specifications including requirements, operations and procedures for an Application, to be approved by Fidelity.

            (ii) "Include" and its derivatives means "including without limitation". This term is as defined, whether or not capitalized in this Agreement.

            (jj) "Intellectual Property" shall mean any and all intellectual property or proprietary rights, including copyright rights (including rights in audiovisual works), moral rights, trademark rights (including logos, slogans, domain names, trade names, and service marks), patent rights (including patent applications and disclosures), know-how, inventions, proprietary computer programs and software, rights of priority and trade secret rights, recognized in any country or jurisdiction in the world.

            (kk) "Loss" means any suits, claims, losses, liabilities, damages, judgments, settlements, costs and expenses, including witness fees, paralegal fees, reasonable attorney's fees and other legal fees.

            (ll) "New Services" shall mean, with respect to any Work Order, any service that (i) is outside the scope of such Work Order, (ii) requires resources other than those required for performance of the Services set forth in such Work Order or (iii) requires additional startup material expenses not otherwise required for performance of the Services set forth in such Work Order.

            (mm) "Operating Environment" shall mean the hardware platform and any other equipment, configurations, machines, equipment and associated attachments, features, accessories, peripheral devices, operating systems, control programs and other elements of the operating environment (including an Internet or Internet oriented operating environment) on or in which Fidelity uses a software application.

            (nn)  "Parties" shall mean, collectively, Fidelity and Vendor.

            (oo)  "Party" shall mean each of Fidelity and Vendor, individually.

            (pp) "Procedures Manual" shall mean each written document jointly developed by the Parties pursuant to a Work Order describing how Fidelity and Vendor shall perform certain operational functions necessary to perform the Services and to meet the requirements of Fidelity contemplated by such Work Order.

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            (qq)  "Promotional Materials" means all of Vendor's advertising, press releases, publicity, presentation, marketing or other materials, letters and other written communications, in written, oral, electronic or other media form.

            (rr) "Protected Party" means the Party furnishing its Confidential Information to the other Party.

            (ss) "Receiving Party" means the Party which receives Confidential Information from the other Party.

            (tt) "Regulatory Requirements" shall mean any laws, rules, regulations legislative enactment, agency actions, or policies on an international, Federal, state and local level to which Fidelity is required to submit or voluntarily submits consistent with industry standards.

            (uu) "Reports" shall mean, collectively, (i) those performance reports measuring Vendor's or a Subcontractor's performance against the applicable Service Levels and (ii) such other reports as are reasonably requested by Fidelity from time to time.

            (vv) "Services" shall mean, collectively, (i) all services set forth in the Work Orders, (ii) all End of Term Assistance Services, (iii) all other services set forth in this Agreement, including the development and delivery of all Work Product specified therein, and (iv) any New Services requested by Fidelity pursuant to Section 2.7 (Change Order) hereof.

            (ww) "Service Levels" shall mean the performance standards that Vendor shall meet, and cause each Subcontractor to meet, in connection with the provision of the Services, including (i) those set forth in an applicable Work Order and/or Procedures Manual and (ii) any other performance standards mutually agreed upon in writing by Fidelity and Vendor in connection with the Services.

            (xx) "Specifications" shall mean, collectively, the Design Documents, the Functional and Technical Specifications and other mutually agreed specifications, including any revisions or additions to the foregoing.

            (yy) "Subcontractor" shall mean any independent contractor engaged by Vendor to perform the Services or any part thereof.

            (zz) "Work Order" shall mean, collectively, an agreement signed by Fidelity and Vendor from time to time, respecting the performance of Services, which agreement expressly provides that such Work Order shall be part of and governed by the terms and conditions contained in this Master Agreement, together with the Agreement Collateral Documents, and shall be substantially in the form of the Work Order template attached hereto as Master Agreement Exhibit A (Work Order Template), subject to such changes as agreed by the Parties thereto; provided that it is intended that each Work Order be consecutively numbered and attached to this Master Agreement; provided, however, that any failure to number consecutively and/or attach any Work Order to this Master Agreement shall not affect the validity of any such Work Order.

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            (aaa) "Work Order Effective Date" shall mean, with respect to any
Work Order, the date identified as such in such Work Order.

            (bbb) "Work Order Term" shall mean, with respect to any Work Order, the period of time identified as such in such Work Order.

            (ccc) "Work Order Year" shall mean, with respect to any Work Order, the period of time identified as such in such Work Order.

            (ddd) "Third Party Intellectual Property Rights" shall mean the rights in or to the Intellectual Property of any third party.

            (eee) "Third Party Services" shall mean those services that Fidelity contracts with a third party to perform, including any New Services.

            (fff) "Timetable" shall mean, for each Work Order, the performance schedule or timetable for Deliverables set forth in such Work Order.

            (ggg) "UCITA" shall mean, collectively and singularly, (i) any version of the Uniform Computer Information Transactions Act and (ii) any substantially similar law.

            (hhh) "Vendor Consents" shall mean, collectively, all consents, licenses, permits, authorizations or approvals of Vendor (i) necessary to allow Fidelity to use throughout an applicable Work Order Term all (A) Vendor Tools,
(B) Vendor Machines, (C) third party services retained by Vendor or any Subcontractor in order to provide the Services and/or create the Work Product and (D) third party Intellectual Property or software necessary to provide the Services and/or create the Work Product; (ii) necessary to assign to Fidelity the Work Product as provided herein; and (iii) legally required to be obtained in connection with the performance of the Services and the creation of the Work Product.

            (iii) "Vendor Machines" shall mean any and all machines, equipment, and associated attachments, features, accessories and peripheral devices leased or owned by Vendor or any Subcontractor and used by Vendor or any Subcontractor, in any event that do not constitute Work Product.

            (jjj) "Vendor Personnel" shall mean, collectively and singularly, each employee or independent contractor of Vendor involved in the Services and each employee or independent contractor of any Subcontractor involved in the Services as well as all Subcontractors.

            (kkk) "Vendor Service Location" shall mean each location at which Vendor provides any Services.

            (lll) "Vendor Software" shall mean any and all Vendor proprietary computer programs and software, including all services, processes, data, information and tables created by Vendor, and all improvements, updates, fixes, releases and updates related thereto and related documentation, owned, acquired or developed by Vendor or any Subcontractor or provided to

Vendor or any Subcontractor by any third party other than Fidelity, in any event that do not constitute Work Product; provided that the term "Vendor Software" shall not include Vendor Tools.

            (mmm) "Vendor Work Order Manager" shall mean the primary Vendor representative appointed by Vendor under each applicable Work Order pursuant to
Section 5.2 (Key Personnel) hereof.

            (nnn) "Vendor Tools" shall mean, collectively, certain existing knowledge, techniques, procedures, routines and methods used in the creation of software and certain functionality thereof that have been developed by Vendor or a Subcontractor in its regular course of business and in any event that do not constitute Work Product; The term "Vendor Tools" shall not include Vendor Machines or Vendor Software. Each Work Order shall set forth Vendor Tools used in connection with the Services and Deliverables applicable to such Work Order.

            (ooo) "Work Product" shall mean all Deliverables, services, materials or other work product created or developed under this Agreement by or for Vendor or its Subcontractors or for which Vendor is otherwise responsible hereunder (tangible, recorded or otherwise, and without regard to the form of recordation or state of completion), including working papers, narrative descriptions, reports, data, tapes, diskettes, software (source code and object code), surveys and findings, specifications, plans, procedures, data, files, interfaces, databases (including the design and elements thereof), documentation, manuals, training materials or other results of Vendor's performance of the Services and precursors such as product and strategic concepts and proposals, and all items of similar character, including in any event all patent, copyright, trademark, trade secret, moral and other intellectual property rights in and to any of the foregoing but excluding any Vendor Tools.

      1.2. References. In this Agreement references to, and mentions of, the phrase "as part of the Services" shall mean that the services described are included as a part of the Services for the Fees specified and no additional charge shall be payable by Fidelity in connection therewith; provided that any failure to include a specific reference to or mention of the phrase "as part of the Services" in connection with any services shall not imply or be construed to mean that the services described are not included as a part of the Services for the Fees specified or that an additional charge may be payable by Fidelity in connection therewith.

      1.3. Headings. The article and section headings of this Agreement are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

      1.4 Additional Definitions. In addition, the following terms have the meaning set forth in the section of this Agreement indicated below:

            Divestment Date                    Section 2.1
            Divestment Unit                    Section 2.1
            Benefit                            Section 2.1
            Change Order Response              Section 2.6
            Professional                       Section 4.1(a)
            Vendor's Guaranteed Obligations    Section 4.1(c)
            Account Manager                    Section 5.1(b)
            Key Personnel                      Section 5.2(a)

            Fidelity Requirements              Section 5.5
            Acceptance Testing                 Section 7.1(h)
            Acceptance Criteria                Section 7.1(h)
            Testing Period                     Section 7.1(h)
            Cure Period                        Section 7.1(h)
            Protected Party                    Section 11.1(a)
            Receiving Party                    Section 11.1(a)
            Applicable Countries               Section 12.1(e)
            Additional EMU Currencies          Section 12.1(cc)
            Indemnified Party                  Section 14.3(a)
            Indemnifying Party                 Section 14.3(a)
            Renewal Agreement Term             Section 17.1
            Initial Agreement Term             Section 17.1
            Agreement Term                     Section 17.1
            Backed-Up Materials                Section 19.7
            [****]

2.    Services

      2.1.  Scope of the Services Generally.

            (a) Commencing on the Agreement Effective Date and continuing throughout the Agreement Term, Fidelity and/or its Affiliates shall from time to time in accordance with the terms and conditions of this Agreement request Vendor to perform Services for Fidelity, its Affiliate(s) and/or Fidelity Customer(s). Vendor and Fidelity or an applicable Fidelity Affiliate shall work to complete and execute a Work Order that describes the Services to be performed (including any Service Levels and any Deliverables, Specifications or other Work Product), each of which shall be deemed to incorporate by reference the terms and conditions of this Master Agreement and the Agreement Collateral Documents and shall constitute a separate and binding contract between Fidelity or such Affiliate and Vendor. Alternatively, for legal, tax, audit, or other business reasons Fidelity Information Services, Inc., from time to time, shall have the right to request and cause Vendor to enter into separate mirror Master Service Provider Agreement(s) with one or more Fidelity Affiliates that desire to purchase Services from Vendor; provided Fidelity Information Services, Inc. either guarantees the payment obligations under such mirror agreement or provides financial information for such Affiliate satisfactory to Vendor. In this regard, the parties agree to allocate the [****] and other applicable provisions of this Agreement between and among themselves so that the collective obligations under the multiple Master Services Provider Agreements do not exceed each party's same obligations under this Agreement. Services to be provided to, and Work Product to be created for, Fidelity by Vendor shall be governed by the terms set forth herein and such additional terms as are contained in any Work Order. The Fidelity entity that executes a Work Order shall be the sole Fidelity entity obligated with respect to such Work Order. In addition, neither Fidelity nor its parent companies, Fidelity National Financial, Inc. and Fidelity Information Services, Inc., shall be deemed a guarantor of, or otherwise responsible for, any obligations of its Affiliates.

            (b) Fidelity may request Vendor to perform Services for any Fidelity Affiliate or on behalf of Fidelity, [****] in accordance with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, however, if

Fidelity enters into a Work Order for a Fidelity Affiliate, then Fidelity shall be deemed to do so as agent therefor, even if the fact that Fidelity is acting as such agent is not described in the Work Order or any exhibits thereto. The Fidelity Affiliate for which Fidelity so acts as agent (and not Fidelity Information Services, Inc.) shall be solely responsible with respect to such Work Order and such Fidelity Affiliate shall be deemed to be "Fidelity" under this Agreement with respect to such Work Order. Each Work Order shall be deemed to incorporate by reference the terms and conditions of this Agreement and shall constitute a separate and binding contract between Fidelity and/or its Affiliate and Vendor.

            (c) The term "Divestment Unit" shall mean any Affiliate of Fidelity or any business, division, department or group of assets of Fidelity or any Fidelity Affiliate that (i) was, immediately prior to a particular date (the "Divestment Date"), properly entitled to request that Vendor provide Services to such Person or unit under this Agreement or to otherwise gain some benefit from this Agreement (a "Benefit"); (ii) would not, on or after the Divestment Date, be entitled (other than by virtue of this provision) to request that Vendor provide Services to such Person or unit or gain that Benefit; and (iii) as of the Divestment Date, is either acquired by a legal entity or, in the case of any business, division, department or group of assets, is constituted as a separate legal entity which would not constitute a Fidelity Affiliate, or, in the case of an Affiliate of Fidelity, ceases to be an Affiliate as defined in this Agreement for any other reason. In the event that any of the events specified in clause
(iii) above occurs, the rights and benefits hereunder shall be extended to the affected Divestment Unit, without payment of any transfer or other fee, to enable that Divestment Unit to continue to benefit from this Agreement or to gain the Benefit for a transition period not to exceed twelve (12) months from the Divestment Date, which payments shall [****]. The Parties understand and agree that the purpose of such extension is to permit the Divestment Unit to request Services, to continue to receive Services or otherwise to gain the Benefit on a temporary basis during the transition to alternative development and maintenance providers. For the avoidance of doubt, in the event that the Divestment Unit is purchased by a competitor of Vendor, the Divestment Unit shall enter into a confidentiality agreement with Vendor containing terms that are consistent with the confidentiality provisions of this Agreement. Further, the Divestment Unit, and not the competitor purchaser shall have the right to continue to purchase Services from Vendor under this subsection.

            (d) (1) Without limiting Fidelity's obligation under Section 2.1(e) with respect to the [****] during the [****] months of the Initial Agreement Term and subject to the following exceptions, Fidelity Information Services, Inc. and its wholly-owned subsidiary Fidelity International Resource Management, Inc. (for purposes of this Section 2.1(d) only "Fidelity" shall refer to Fidelity International Resource Management, Inc. and Fidelity Information Services, Inc. only) shall provide Vendor with the ability to bid on no less than [****], which are included within [****] information technology services business, which project utilizes at least [****] on Fidelity core owned software (the "Development Projects"), as measured over the Initial Agreement Term by the value of the Development Projects:

                  (2) For at least [****] of the value of the Development Projects offered to Vendor in accordance with Section 2.1(d)(1) above during the [****] months of the Initial Agreement Term, Fidelity shall offer the Development Project to Vendor based on the fees [****] and shall not offer such Development Project to any other vendor until at least [****] have elapsed without Vendor and Fidelity mutually agreeing on the other terms and conditions of the associated Work Order. After such [****] period, Fidelity shall be permitted to present the Development

Project to another vendor, negotiate with that other vendor to perform the Development Project and contract with that other vendor to complete the Development Project without providing Vendor with any subsequent right to bid on, match or be awarded the Development Project. If during the [****] months of the Initial Agreement Term Fidelity contracts with another vendor to complete the Development Project and, at Fidelity's option, Fidelity elects to demonstrate to Vendor that such other vendor agreed to complete the Development Project based on the fees [****]

                  (3) For the remaining up to [****] of the value of the Development Projects offered to Vendor in accordance with Section 2.1(d)(1) above during the [****] months of the Initial Agreement Term, Fidelity may send out requests for proposals, requests for information, or other solicitations with respect to a Development Project to other vendors. In such cases, Fidelity shall include Vendor in such requests for information, requests for proposals or other solicitations for Development Projects. After receipt of proposals from all vendors including Vendor, if Fidelity does not select Vendor's proposal, Fidelity, during the [****] months of the Initial Agreement Term, shall provide Vendor with the details of the proposal selected by Fidelity and allow Vendor [****] business days to review and match such terms, including total price, if it elects to do so. If, during the [****] months of the Initial Agreement Term, Vendor agrees to match the offer, then within the ensuing [****] day period Fidelity and Vendor shall enter into a Work Order for Vendor to perform the Development Project on the same terms and conditions, including pricing, as the other vendor would have performed such same Development Project. If, during the [****] months of the Initial Agreement Term, Vendor accepts rates and terms and conditions under this Section 2.1(d)(3), such acceptance shall not trigger a reduction in rates and/or terms pursuant to Section [****]. If, during the [****] months of the Initial Agreement Term, Vendor declines to match the price of the other vendor, Fidelity shall be entitled to award such Development Project to and enter into an agreement with the other vendor. If, during the [****] months of the Initial Agreement Term, the terms and conditions that such other vendor agreed to (excluding per day personnel rates) are more favorable in each case as measured on an apples-to-apples basis than the last set of terms and conditions offered by Vendor, then the [****] shall be reduced by [****] of the payments to made to that other vendor.

                  (4) In addition, for the avoidance of doubt, Fidelity shall not be required to (i) present development projects to Vendor that will be staffed with at least [****] (ii) terminate or modify any existing off-shore vendor development arrangement, (iii) apply to any customer specific development projects, (iv) present any development project opportunity to Vendor that would violate Applicable Law which Fidelity is required to comply with, and for which no legally permitted work around exists that would provide the substantially similar value, cost and timing benefits to Fidelity, or (v) present a Development Project to Vendor after Fidelity shall have satisfied the [****].

                  (5) For the avoidance of doubt, after the [****] months of the Initial Agreement Term, provisions described in Section 2.1(d)(1)-(4) above shall not apply, but the provisions described in Section 2.1(e) below relating to the [****] shall continue to apply, subject to the other terms and conditions of this Agreement.

      (e) During the Initial Agreement Term, Fidelity on behalf of itself and all of its Affiliates and Divestment Units, in accordance with Section 2.1(a) and (b) and subject to the Sections 2.1(d)(2) and (d)(3) (only with respect to Fidelity International Resource Management, Inc. and Fidelity Information Services, Inc.), 2.5 - Applicable Law, 17.2 - Termination for Convenience, 17.3
- Termination for Cause and 19.8 - Business Continuity and Contingency Plan, agrees to purchase not less than [****] of Services which shall be determined by generally accepted accounting principles on an invoiced or accrued fee basis, exclusive of out-of-pocket costs and expenses, from Vendor (the [****]). For clarification purposes, the following Services shall count against the [****]. In the case of sub clause (iii)(1) and (iii)(2) above, Vendor and Fidelity agree to execute the referral form set forth in Exhibit M for the first engagement at issue; provided, however, in the case of sub clause (iii)(2), Vendor shall not be under no obligation to accept the introduction or referral and sign the referral form if Vendor can reasonably demonstrate that it has been independently pursuing the opportunity within the preceding one year and Fidelity provides no assistance to Vendor in closing the same opportunity. All follow on work related to or arising out of that first engagement shall also count against the [****] regardless of whether or not the [****] is also a customer of Vendor. If at the time of the first engagement, the [****] is also a customer of Vendor for which Vendor has performed services for within the preceding one year, then any follow on work not related to or arising out of that first engagement or any other work that, in each case, Vendor procures on its own without any assistance from Fidelity shall not count against the [****]. Alternatively, if at the time of the first engagement, the [****] is also a customer of Vendor for which Vendor has performed services for within the preceding one year, then any follow on work not related to or arising out of that first engagement for which Fidelity assists Vendor in securing, shall be considered a first engagement subject to execution of the referral form in accordance with the procedures set forth above and to the extent such form is executed by both parties and shall be counted against the [****]. Additionally, if at the time of the first engagement, the [****] is not also a customer of Vendor for which Vendor has performed services for within the preceding one year, then any follow on work (regardless of whether or not such work was related to or arising out of the first engagement) shall be counted against the [****]. On or prior to September 30, 2004 and each 90 days thereafter during the Agreement Term and in accordance with Section 2.1(d) as Development Projects and development opportunities arise, Fidelity agrees to inform Vendor of such potential Development Project and other development opportunities, along with the associated description, ramp-up plans, estimated resources, and timeline, that it expects to generate over the upcoming [****] months, and Vendor agrees to inform Fidelity of its capacity, skill set and experience in being able to satisfactorily work on Fidelity's such opportunities. During these meetings, Fidelity shall also confirm its compliance with its obligations described in Sections 2.1(d), to the extent applicable, and 2.1(e). The [****] shall be reduced on a [****] basis (i) for every [****] that Fidelity pays Vendor for the Services, exclusive of out-of-pocket costs, and (ii) by the [****] value of any Work Order for which Fidelity terminates because of Vendor's non-performance as determined by the mutual agreement of Vendor and Fidelity or by a court of competent jurisdiction under the Dispute Resolution provisions of this Agreement. The [****] shall be reduced to a legally permissible level if the [****] or respective Services would violate Applicable Law which Fidelity is required to comply with, and for which no legally permitted work around exists that would provide the substantially similar value, cost and timing benefits to Fidelity. If at the end of the Initial Agreement Term, Fidelity still shall not have satisfied its [****] and Vendor is not in default and has not materially defaulted in any of its obligations to Fidelity hereunder, then Fidelity shall on the last day of the Initial Agreement Term pay Vendor an amount equal to [****] of the unmet [****]. The parties acknowledge that any payments of Fidelity that count towards the [****] shall also count against the [****] under Exhibit K.

            (f) In addition, Fidelity agrees to comply with the terms and conditions set forth in Exhibit K with respect to the Services provided by Vendor hereunder.

      2.2. Performance of Services. For each Work Order, Vendor shall provide to Fidelity, or an [****], the Services and create and deliver other Work Product pursuant to the Deliverables Timetable (if any) and in accordance with the Service Levels and Specifications (if any) set forth in such Work Order. Vendor understands that prompt performance by Vendor of all Services and prompt delivery of all Work Product is required by Fidelity in order to enable Fidelity to meet its schedules and commitments, and that Vendor shall use commercially reasonable efforts to adhere to the work and staffing schedules and Timetable (if any) agreed to by the Parties for the Services to be provided and Work Product to be delivered by Vendor. Vendor acknowledges and agrees that none of Fidelity and its Affiliates have any obligation to execute any Work Order for the provision of Services and that, subject to Section 2.1(d) and except for
Section 2.1(e), none of Fidelity and its Affiliates shall incur any liability to Vendor as a result.

      2.3. Change in Scope of Work. Fidelity may revise the Services set forth in the "Scope of Work" section of any Work Order in a manner that does not materially vary the nature of Vendor's work or materially increase the burden on or cost to Vendor. Any other revision to the Services may be effected, from time to time, only pursuant to Fidelity's request to Vendor for a quotation based upon the proposed revision and subject to a Change Order. Such quotation shall be provided by Vendor no more than seven (7) business days after Vendor's receipt of such request, and Fidelity shall accept or reject such quotation within seven (7) business days from its receipt thereof. Failure by Fidelity to accept a quotation in writing shall be deemed a rejection; provided that any negotiation of a quotation by Fidelity shall stay the seven (7) business day period for so long as such negotiations are pending.

      2.4. Increases and Decreases in Services. Without limiting Fidelity's [****] under Section 2.1(e) hereof, Vendor shall increase or decrease the amount or volume of the Services from time to time pursuant to Fidelity's request, including in the event of an acquisition, divestiture or other corporate transaction affecting Fidelity's demand for the Services. Vendor shall use commercially reasonable efforts to minimize related charges to Fidelity.

      2.5. Applicable Laws. As a part of the Services, Vendor shall comply with all Applicable Laws that relate to the Services and the creation of the Work Product. If a charge of non-compliance with any Applicable Law occurs (with regard to either Vendor or any Subcontractor), then Vendor shall promptly notify Fidelity of such charge in writing. Vendor shall be responsible for any fines and penalties, or those portions of any fines and penalties, (a) arising from any noncompliance with the Applicable Laws by Vendor or any Subcontractor and/or
(b) to the extent Fidelity's policies have been provided to Vendor, from Vendor's and any Subcontractor's noncompliance with Fidelity's policies. These responsibilities shall survive the expiration or earlier termination of this Agreement. Fidelity shall be responsible for any fines and penalties, or those portions of any fines and penalties, arising directly and proximately from Fidelity's failure to comply substantially with Applicable Laws or Fidelity's policies. Vendor shall use commercially reasonable efforts to perform the Services regardless of changes in Applicable Laws. If such changes prevent Vendor from performing its obligations under this Agreement or a Work Order, then Vendor shall develop and expeditiously implement a suitable workaround, until such time as Vendor can perform its obligations under this Agreement without such workaround. In the event that the Services become subject to any change in Applicable Law that causes an increased cost to the Services, a reasonably material increased cost to Fidelity's business or reasonably material increased cost to Vendor's business, either Party shall have the right to negotiate in good faith adjustments to the Fees as a result of such change in Applicable Law and, failing an agreement between the Parties on such adjustment, (i) each party shall have the right to terminate, without liability to the other the Agreement or affected Work Order.

      2.6. Third Party Services. Subject to Sections 2.1(d) and 2.1(e), Fidelity shall have the right to contract for Third Party Services, and in such event, Vendor shall cooperate with Fidelity and any such third party to the extent reasonably required by Fidelity, including providing: (a) in writing, to the extent available and permissible, applicable requirements, standards and policies for the Third Party Services; (b) assistance and support services to such third party at reasonable prices; and (c) access to the Services, Subcontractors, Vendor Tools, Vendor Software, Vendor Machines, Vendor Personnel and Vendor Service Locations to the extent that such access is required for the Third Party Services. Prior to providing any such cooperation, Vendor and such third party shall enter into a confidentiality agreement containing terms that are consistent with the confidentiality provisions of this Agreement and which specifically limit the third party's use of any Vendor cooperation or materials to the exclusive benefit of Fidelity.

      2.7.  Change Orders.

            (a) During a Work Order Term, Fidelity may propose New Services or changes to such Work Order by delivering a written notice to Vendor describing
(i) the changes or New Services (including the Work Product to be developed and delivered in connection therewith, if any), (ii) a Timetable for performance, if appropriate, and (iii) establishing a reasonable period of time for Vendor to respond. Vendor shall respond to such proposal within such period of time by preparing, at Vendor's expense, and delivering to Fidelity a written document (a "Change Order Response"), indicating: (A) the effect of the proposal, if any, on
(i) the amounts payable by Fidelity under the applicable Work Order and (ii) Vendor's performance of its obligations thereunder, (B) the anticipated time required for implementation of such New Services or changes and/or delivery of the Work Product, (C) the New Services or changes that Vendor anticipates performing, (D) Vendor Tools, Vendor Software and Vendor Machines to be provided by Vendor, (E) Vendor Personnel and Subcontractors that shall be necessary, (F) if appropriate, acceptance test criteria and procedures therefor, (G) any new Service Levels and/or necessary modifications to any existing Service Levels, and (H) any other information requested in the proposal or reasonably necessary for Fidelity to make an informed decision regarding the New Services or changes.

            (b) Vendor shall not begin performing any New Service or changes, and Fidelity shall not be obligated to make any payments with respect to such New Services or changes, until both parties have authorized them in writing through an amendment to the applicable Work Order. Notwithstanding any other provision of this Agreement, Vendor acknowledges that Vendor is expected to accomplish normal and routine tasks associated with its obligations hereunder and that no additional chargeable resources shall be approved by Fidelity therefor. Each Change Order Response must be expressly accepted by Fidelity in writing prior to additional Fees being incurred. If Vendor fails to deliver a Change Order Response within the time period allotted in such notice, then such failure shall be deemed an agreement by Vendor to provide such New Services or changes with no effect on or change to the Fees, performance time or required resources specified in the applicable Work Order. Fidelity shall not request Vendor to provide New Services without a signed Change Order. For the avoidance of doubt the fees associated with changes in Services occasioned by a change in Applicable Laws shall be governed by Section 2.5 hereof and not the change order provisions of Section 2.7 hereof.

3.    Service Levels

      3.1. Service Levels. Throughout an applicable Work Order Term, Vendor shall provide the Services and develop the Work Product covered by the applicable Work Order (a) in a professional and workmanlike manner, (b) with reasonable care and skill, (c) with superior customer and technical support in accordance with the standards set forth in such Work Order, (d) in accordance with the Specifications and Deliverables Timetable (if any) set forth in such Work Order and (e) at a minimum, at the Service Levels set forth in such Work Order. Vendor shall also maintain the Service Levels during the implementation process and any End of Term Assistance Period pursuant to an applicable Work Order.

      3.2. Adjustment of Service Levels. Both Fidelity and Vendor may, at any time upon notice to the other, initiate negotiations to review and, upon written agreement by Vendor Work Order Manager and Fidelity's designated representative, amend any Service Level.

      3.3. Root-Cause Analysis. Without limiting Fidelity's rights and remedies hereunder, at law and in equity, within three (3) days of receipt of a notice from Fidelity with respect to any failure by Vendor or any Subcontractor to provide the Services at the appropriate Service Levels, Vendor shall, as part of the Services, (a) perform a root-cause analysis to identify the cause of such failure, (b) provide Fidelity with a report detailing the cause of, and procedure for correcting, such failure, (c) correct such failure, (d) provide assurances satisfactory to Fidelity that such failure shall not recur after the procedure has been completed, and (e) if applicable, cause the applicable Subcontractor to perform the root cause analysis and related corrective activities described in this Section 3.3 (Root-Cause Analysis).

      3.4. Measurement and Monitoring. As part of the Services, Vendor shall implement (or cause the applicable Subcontractor to implement) the necessary measurement and monitoring tools and procedures required to measure and report Vendor's or any Subcontractor's performance of the Services against the applicable Service Levels. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels and shall be subject to audit by Fidelity. Vendor shall provide Fidelity with information and access to such tools and procedures upon request for purposes of verification.

      3.5. Continuous Improvement. As part of the Services with respect to each Work Order, Vendor shall use, and shall cause its Subcontractors to use, their commercially reasonable efforts to identify ways to improve productivity and the Service Levels, including applying proven techniques and tools from other installations within its and their operations that would benefit Fidelity, either operationally or financially. Vendor shall apprise Fidelity of Vendor's technology planning activities as they relate to the Services with respect to each Work Order on at least a quarterly basis. Vendor shall consult with Fidelity on mutually beneficial technology developments and shall use its best efforts to include input from Fidelity in improvements to be made. For Work Orders involving at least [****] years of maintenance services, such Work Order, at a minimum shall include a service level agreement requiring Vendor to improve average productivity, using measurement tools to be mutually agreed on, of at least [****] for the year beginning after the expiration of the first year of such Work Order.

      3.6. Vendor Service Locations. The Services performed under each Work Order shall be provided from the Vendor Service Locations expressly set forth in such Work Order. The Services may only be provided from another Vendor Service Location after approval by Fidelity in writing with respect to that Work Order and written approval of the security procedures at such new Vendor Service Location. Vendor shall reimburse Fidelity for any incremental expense incurred by Fidelity as a result of relocating to a new Vendor Service Location unless Fidelity requests such relocation. Each Vendor Service Location shall comply with the safety and security procedures and standards and other requirements set forth in Article 19 (Security; Information Technology Control Policies).

4.    Covenants and Obligations of the Parties

      4.1   Covenants and Obligations of Vendor

            (a) U.S. Presence. During the Agreement Term, Vendor shall at all times (i) employ a minimum of one thousand (1,000) project managers or leaders and/or developers (e.g., an individual who has the capability to code, test, produce technical Deliverables and manage Deliverables, etc.) (each, a "Professional") and (ii) maintain a development facility located within the United States with the capacity for a minimum of one hundred (100) Professionals.

            (b) Financial Reports; Notifications. During the Term, Vendor shall deliver to Fidelity no later than (i) ninety (90) days after the end of each fiscal year, true and complete copies of the audited balance sheet and related audited statements of income, shareholders' equity and cash flow for the fiscal year then ended, together with the notes, if any, relating thereto and
(ii) forty-five (45) days after the end of each quarter in Vendor's fiscal year, true and complete copies of Vendor's un-audited quarterly financial statements for the quarter then ended. Each of the foregoing financial statements (including in all cases the notes thereto, if any) shall be accurate and complete in all material respects, be consistent with the books and records of Vendor and shall be prepared in accordance with GAAP. During the Term and subject to Applicable Law, Vendor shall notify Fidelity in advance of any Change in Control and any change in senior management of Vendor.

            (c) On-Site Support. Vendor shall provide on-site support as required and set forth on a Work Order which shall include the services of an Account Manager as set forth in Section 5.1(b) (Vendor Personnel) hereof.

            (d) Connectivity. At no charge to Fidelity, Vendor shall establish and maintain secured connectivity from the Vendor Service Locations in the United States to Fidelity's firewall interface within Fidelity's principal place of business in Jacksonville, Florida in the United States, via T-1 line or better in order for Vendor to provide the Services with sufficient bandwidth to meet the security standards set forth in this Master Agreement. Additionally, at no charge to Fidelity, Vendor shall establish secured non-dedicated connectivity from Vendor's Service Locations in India to Vendor's Service Locations in the United States, all as required for Vendor to provide the Services with sufficient bandwidth and reliability to meet the Service Levels and security standards set forth in this Master Agreement. With regard to the connectivity from Vendor's Service Locations in India to Vendor's Service Locations in the United States, such connectivity shall be available on average at least [****] in each calendar month as measured on a 24x7 basis. If each such connectivity is on average between [****] and [****] in a month and as a result of such lowerf connectivity level the Services are degraded, Fidelity shall be entitled to a credit of [****] of all fees incurred during that month on its next invoice. If each such connectivity is on average between [****] and [****] in a month and as a result of such lower connectivity level the Services are degraded, Fidelity shall be entitled to a credit of [****] of all fees incurred during that month on its next invoice. If each such connectivity is on average less than [****] in a month and as a result of such lower connectivity level the Services are degraded, Fidelity shall be entitled to a credit of [****] of all fees incurred during that month on its next invoice. Vendor's above credit obligations shall cease after it as paid a total of [****] in aggregate credits to Fidelity under each applicable Work Order.

            (e) Replication of Operating Environment; Training of Fidelity Personnel. If required by any applicable Work Order and as such pricing is agreed to in any Work Order, Vendor shall replicate Fidelity's secured and dedicated logical and physical development, testing and Operating Environment at the Vendor Service Location. Vendor shall deliver the Deliverables in accordance with the Timetable and the Deliverables and other Work Product shall function in the Fidelity Operating Environment in accordance with the all Specifications, all as set forth on the applicable Work Order. As a part of the Services, for each Work Order Vendor shall train personnel designated by Fidelity in the proper use of the Work Product. The training shall be at such locations and at such times as set forth in the applicable Work Order.

            (f) CMM Level 5 Processes. Unless otherwise set forth in a Work Order, Vendor shall perform all Services in accordance with Vendor's quality management processes, which as of the date hereof is assessed at CMM level 5 processes, and which for the remainder of the term shall be assessed at CMM level 5 processes or better.

            (g) Except as otherwise agreed to by Fidelity in a Work Order, Vendor shall assign Key Personnel (as defined in Section 5.2) and Dedicated Staff (as defined in Section 5.3) in accordance with the following criteria:
[****] of all Dedicated Staff and Key Personnel, collectively, shall be project managers with [****] or more years of applicable industry experience, at least [****] of which shall have applicable industry experience with Vendor; [****] of all non-project manager Dedicated Staff and Key Personnel, collectively, shall have between [****] and [****] years of applicable industry experience, at least [****] of which shall have applicable industry experience with Vendor; [****] of all non-project manager Dedicated Staff and Key Personnel, collectively, shall have up to [****] years of applicable industry experience, at least [****] of which shall have at least [****] year of industry experience with Vendor. Vendor shall not be responsible for failure to comply with this section for that portion of the failure resulting from Fidelity hiring Key Personnel and/or Dedicated Staff from Vendor.

      4.2   Covenants and Obligations of Fidelity.

            (a) Fidelity shall provide appropriate facilities and infrastructure required for Vendor Personnel to perform agreed upon activities at Fidelity Locations.

            (b) Fidelity shall assist on a timely basis in executing the knowledge acquisition and implementation plans agreed to between the Parties and attached to a Work Order.

5.    Project Team

      5.1.  Vendor Personnel.

            (a) Vendor shall appoint sufficient Vendor Personnel for each Work Order who are (i) of suitable experience, training and skills to provide the Services and to deliver Work Product pursuant to such Work Order, including properly trained personnel fluent in the English language and able to handle telephone inquiries and questions, technical, implementation and program management support to establish and maintain all Services, (ii) adequately experienced and trained by Vendor before such Vendor Personnel are assigned to perform the Services pursuant to such Work Order and (iii) authorized to work in the United States for the performance of any Services in the United States, the United Kingdom for the performance of any Services in the United Kingdom, or the appropriate jurisdiction for the performance of any Services in other Fidelity locations, including, without limitation, Blanket L-1 approvals and H-1B and other necessary visas for each of such Vendor Personnel. Vendor acknowledges and agrees that during the Agreement Term it shall retain Vendor Personnel with experience providing the type of consulting and development services described in Master Agreement Exhibit B (Expertise of Vendor's Personnel) attached hereto and with knowledge of the technologies and computer programs.

            (b) In addition to Vendor Personnel assigned to a particular Work Order, as a part of the Services and at no additional expense to Fidelity, Vendor shall provide (i) an on-site account manager ("Account Manager"), who shall be a senior level executive and shall be responsible for managing the day to day relationship between the Parties, (ii) an engagement manager ("Engagement Manager"), who shall be a senior level executive and shall be responsible for managing the overall relationship between the Parties, (iii) an onsite delivery manager ("Onsite Delivery Manager"), who shall be a senior level and experienced project manager and shall be responsible for the onsite project management either on Fidelity's or the [****] site and (iv) an offshore delivery manager ("Offshore Delivery Manager") who shall be a senior level and experienced project manager skilled in remote management of projects and shall be responsible for the management and coordination of resources across various projects for Fidelity and Fidelity Customer(s) at the Vendor site(s). The Onsite Delivery Manager shall have the necessary skills to provide on-site consultation and training for the technology support team as needed.

            (c) Without limiting Vendor's obligations herein, upon request by Fidelity, Vendor shall provide Fidelity, with respect to an applicable Work Order, with (i) a list of all Vendor Personnel dedicated full-time to providing the Services, if any, and (ii) a contact list of support, technical and program management representatives that may be contacted by Fidelity. If both parties agree that any Vendor Personnel member, who is not a Key Personnel or a Dedicated Staff member, is not satisfactorily performing, then Fidelity may request removal of that individual by giving Vendor notice of the request and the reasons therefor. Vendor shall use commercially reasonable efforts to promptly replace that individual.

            (d) If , excluding any turnover as a result of Vendor Personnel hired by Fidelity, there shall occur more than [****] turnover of Vendor Personnel performing Services pursuant to a Work Order, or Fidelity reasonably determines that the turnover rate for Vendor Personnel performing Services pursuant to a Work Order is excessive, which may occur sooner than when Vendor has lost [****] of its Vendor Personnel, and so notifies Vendor, then Vendor shall provide data concerning its turnover rate at the next meeting referred to in Section 6.1 (Periodic Meetings) hereof and shall discuss the reasons for the turnover rate at such meeting. In any event, notwithstanding transfer or turnover of Vendor Personnel, Vendor remains obligated to perform the Services without degradation and in accordance with this Agreement.

      5.2.  Key Personnel.

            (a) Fidelity may designate the Vendor Work Order Manager, the Account Manager, the Engagement Manager and certain other persons within Vendor's Personnel comprising up to [****] of the Dedicated Staff as key personnel for a particular Work Order ("Key Personnel"). All Key Personnel shall have sufficient knowledge and authority within Vendor's organization to assure that Vendor shall be responsive to Fidelity's reasonable requests. The names and qualifications of each of the Key Personnel for an applicable Work Order shall be set forth in such Work Order.

            (b) Vendor shall not reassign or replace, or permit the reassignment or replacement of, any Key Personnel unless (i) Vendor has received the prior written consent of Fidelity for such reassignment or replacement or
(ii) the member of the Key Personnel ceases performance of the Services due to
(A) voluntary resignation from employment with Vendor or any Subcontractor, as the case may be, (B) dismissal from employment with Vendor or any Subcontractor, as the case may be, for misconduct (e.g., fraud, drug abuse, theft), (C) removal of such Key Personnel member following a material failure to perform obligations pursuant to this Agreement or (D) death or disability of such Key Personnel member. In the event of any voluntary resignation of any Key Personnel from employment with Vendor, Vendor shall use commercially reasonable efforts to retain such employee.

            (c) Before assigning an individual to a Key Personnel position, whether as an initial assignment or as a replacement, Vendor shall provide Fidelity with any information regarding the individual (including a resume) that may be reasonably requested by Fidelity, and for the Engagement Manager, Account Manager and Delivery Managers shall provide Fidelity with the ability to meet and interview such Key Personnel at Fidelity's expense. Vendor shall only assign to a Key Personnel position an individual who is pre-approved by Fidelity in writing.

            (d) Vendor shall not assign any Key Personnel member to non-Fidelity projects during the term of the particular Work Order. After the expiration of that particular Work Order, Fidelity shall have the right to require Vendor to assign any and all members of the Key Personnel to other Fidelity projects or [****] projects so as to not lose the knowledge capital. If Fidelity desires to not assign one or more members of the Key Personnel to other Fidelity projects or [****] projects, then Vendor may assign that person(s) to non-Fidelity projects and [****] projects, provided that such person(s) does not provide services that are substantially similar to the Services provided by such person hereunder for a Fidelity Competitor or is a Fidelity Customer, without Fidelity's prior written consent for a period of [****] months after such Key Personnel ceased to provide Services for Fidelity.

            (e) Each Vendor Work Order Manager shall (i) have overall responsibility for managing and coordinating the performance of Vendor's obligations under the applicable Work Order and (ii) be authorized to act for and on behalf of Vendor with respect to all matters relating to such Work Order. Vendor's appointment of any Vendor Work Order Manager shall be subject to Fidelity's prior written consent. Each Vendor Work Order Manager shall be deemed a Key Personnel for all purposes of this Agreement.

            (f) If Fidelity decides, in its reasonable discretion, that any Key Personnel member should not continue in that position, then Fidelity may remove that individual by giving Vendor notice and the reasons therefor. Vendor shall use its best efforts to promptly replace that individual pursuant to
Section 5.2(b) and Section 5.2(c) above. If Vendor is unable to replace either the Key Personnel with an individual satisfactory to Fidelity, then Fidelity shall have the right to terminate this Master Agreement (with respect to any Account Manager and/or Engagement Manager) and any Work Order (with respect to any Work Order Manager) for cause pursuant to Section 17.

      5.3.  Dedicated Staff.

            (a) Fidelity may designate certain Vendor Personnel as dedicated staff for a particular Work Order to which the Parties shall mutually agree ("Dedicated Staff"), who, for purpose of this definition shall not include the Dedicated Staff who are addressed separately in Section 5.2 hereof. All Dedicated Staff shall have sufficient knowledge and authority within Vendor's organization to assure that Vendor shall be responsive to Fidelity's reasonable requests. The names and qualifications of each of the Dedicated Staff for an applicable Work Order shall be set forth in such Work Order.

            (b) Vendor shall not reassign or replace, or permit the reassignment or replacement of, any Dedicated Staff unless (i) Vendor has received the prior written consent of Fidelity for such reassignment or replacement or (ii) the member of the Dedicated Staff ceases performance of the Services due to (A) voluntary resignation from employment with Vendor or any Subcontractor, as the case may be, (B) dismissal from employment with Vendor or any Subcontractor, as the case may be, for misconduct (e.g., fraud, drug abuse, theft), (C) removal of such Dedicated Staff member following a material failure to perform obligations pursuant to this Agreement or (D) death or disability of such Dedicated Staff member. In the event of any voluntary resignation of any Dedicated Staff from employment with Vendor, Vendor shall use commercially reasonable efforts to retain such employee.

            (c) Before assigning an individual to a Dedicated Staff position, whether as an initial assignment or as a replacement, Vendor shall provide Fidelity with any information regarding the individual (including a resume) that may be reasonably requested by Fidelity, and shall provide Fidelity with the ability to meet and interview such Dedicated Staff member at Fidelity's expense. Vendor shall only assign to a Dedicated Staff position an individual who is pre-approved by Fidelity in writing.

            (d) Vendor shall not assign any Dedicated Staff member to non-Fidelity projects during the term of the particular Work Order. After the expiration of that particular Work Order, Fidelity shall have the right to require Vendor to assign any and all members of the Dedicated Staff to other Fidelity projects or [****] projects so as to not lose the knowledge capital. If Fidelity desires to not assign one or more members of the Dedicated Staff to other Fidelity projects or [****] projects, then Vendor may assign that person(s) to non-Fidelity projects and [****] projects, provided that such person(s) do not provide services that are substantially similar to the Services provided hereunder for a Fidelity Competitor or is a Fidelity customer, without Fidelity's prior written consent for a period of [****] months after such Dedicated Staff member ceased to provide Services for Fidelity.

            (e) If Fidelity decides, in its sole discretion, that any Dedicated Staff member is not satisfactorily performing its responsibilities hereunder and should not continue in that position, then Fidelity may remove that individual by giving Vendor notice and the reasons therefor. Vendor shall use commercially reasonable efforts to promptly replace that individual pursuant to Section 5.3(b) and Section 5.3(c) above.

      5.4   Subcontractors.

            (a) Vendor shall not use any Subcontractor without Fidelity's prior written consent thereto to be granted in its sole and absolute discretion. Vendor agrees and acknowledges that such consent in each instance is conditioned upon the proposed Subcontractor's execution of an agreement, in a form acceptable to Fidelity, and upon Vendor's (or Subcontractor's) complete and timely compliance with the terms and conditions of such an agreement. Fidelity shall have the right to revoke such approval upon ten (10) days' notice to Vendor if the Subcontractor's performance is deficient in any material respect; provided that if the deficiency is remedied to the reasonable satisfaction of Fidelity on a timely basis, such approval shall not be revoked.

            (b) The use of any Subcontractor shall not release Vendor from its obligations hereunder, including full and timely compliance with the terms of this Agreement, and Vendor shall remain responsible for obligations performed by Subcontractors to the same extent as if such obligations were performed by Vendor. Vendor shall be solely responsible for all payments to Subcontractors.

            (c) At Fidelity's request, Vendor shall forward to Fidelity a copy of the subcontract that will exist between Vendor and any Subcontractor. Vendor shall cause any Subcontractor to comply fully with each of the terms and conditions of this Agreement, applicable to such Subcontractor's provision of Services (including any documents referenced herein). At a minimum, Vendor shall include the following provisions in each subcontract between Vendor and any
Subcontractor:

                  (i) the right of Vendor to terminate such subcontract upon Fidelity's request (A) if there was a material misrepresentation concerning such Subcontractor at the time approval was given and the Subcontractor's performance is deficient in any material respect; provided that Fidelity shall not exercise this right unless it has given Vendor notice of its intention to do so and the performance deficiency has not been corrected within ten (10) days after the date of such notice or (B) where Fidelity has good faith doubts concerning such Subcontractor's ability to render future performance because of changes in ownership, management, staffing or financial condition;

                  (ii) a provision requiring the Subcontractor to protect Fidelity's Confidential Information in a manner substantially equivalent to that required of Vendor in Article 11 (Confidentiality; Compliance with Privacy Policies) hereof;

                  (iii) a provision in which Vendor agrees and acknowledges that Fidelity shall not have any obligation to any Subcontractor, including disclosure of any Fidelity Confidential Information, until such Subcontractor has executed a subcontract in a form acceptable to Fidelity; and

                  (iv) an assignment to Fidelity of all rights in and to all Work Product in accordance with Section 7.1(Work Product) hereof.

      5.5. Access to Vendor Personnel and Resources. As part of the Services, Vendor shall provide to Fidelity, upon Fidelity's request, equal access to specialized technical members of Vendor Personnel who are not part of the Dedicated Staff and other resources consistent with Vendor's other commercial customers receiving a substantially similar type and volume of services.

      5.6. Vendor Personnel's Compliance with Fidelity Requirements. Vendor acknowledges that Fidelity and Fidelity Customers, as participants in a highly regulated industry, have certain additional requirements for Vendor Personnel. Prior to assignment of Vendor Personnel to the performance of Services Vendor shall assure compliance, subject to applicable law, with Fidelity's processing requirements for Vendor Personnel assigned to perform such Services, which requirements may be amended from time to time by Fidelity on notice to Vendor (the "Fidelity Requirements").

            (a) Vendor agrees to comply with all then-existing Fidelity Requirements concerning any of Vendor's Personnel (where permitted by applicable laws, rules and regulations). Any of Vendor's Personnel who do not successfully meet or comply with any of the then-current Fidelity Requirements shall not be assigned, or if applicable, shall not continue in an assignment, to perform Services; provided that such failure to meet or comply with any of the Fidelity Requirements shall not affect such individual's eligibility for employment with Vendor.

            (b) As of the Agreement Effective Date, Fidelity Requirements include, unless prohibited by applicable law, and currently mandate that each member of Vendor's Personnel who is placed in any assignment with Fidelity or a [****] shall on or before the first day of such assignment (or if more than six
(6) months have elapsed since completion of a prior assignment, on or before the first day of the next assignment) perform the following:

                  (i) Accurate completion and execution of the Pre-Fidelity Assignment Statement Policy (a current copy of which is attached hereto as Master Agreement Exhibit C) by any Vendor Personnel, if requested by Fidelity. In connection therewith, Vendor shall have all Vendor Personnel complete and execute the Pre-Fidelity Assignment Statement prior to commencing an assignment for the provision of Services, which requests information related to prior employment or assignment with Fidelity, potential conflicts of interest and criminal offenses;

                  (ii) Completion and execution of Fidelity's then standard form of Confidentiality and Non-Disclosure Agreement (a current copy of which is attached hereto as Master Agreement Exhibit D) by any Vendor Personnel, if requested by Fidelity. In connection therewith, Vendor shall have all Vendor Personnel complete and execute the Fidelity Confidentiality and Non-Disclosure Agreement prior to commencing an assignment for the provision of Services;

                  (iii) Background check. Vendor shall have each member of Vendor's Personnel and subcontractor(s) promptly submit to a background check at Fidelity's request.

                  (iv) Fingerprinting of any Vendor Personnel. As requested from time to time by Fidelity, at Fidelity's cost, Vendor shall have Vendor Personnel and subcontractor(s) submit to fingerprinting, in accordance with the Fidelity Fingerprinting Policy (a current copy of which is attached hereto as Master Agreement Exhibit E; and

                  (v) Drug testing of any Vendor Personnel. As requested from time to time by Fidelity, at Fidelity's cost, Vendor shall have Vendor Personnel and Subcontractor(s) submit to drug testing in accordance with the Fidelity Drug Testing Policy (a current copy of which is attached hereto as Master Agreement Exhibit F).

            (c) The Fidelity Requirements currently mandate and Vendor agrees that (a) Vendor shall retain original signed copies of each document referenced in Section 5.6 (b)(i) and (b)(ii) hereof with respect to each member of Vendor's Personnel and (b) upon Fidelity's request, Vendor shall promptly produce and deliver to Fidelity originally executed copies of each document referenced in
Section 5.6 (b)(i) and (b)(ii) hereof with respect to each member of Vendor's Personnel for whom Fidelity requests such documents.

            (d) Compliance with Fidelity Requirements is not a substitute for Vendor's obligations to review its employee applications and Pre-Fidelity Assignment Statements (if such are requested) or of its obligations regarding the selection, placement and supervision of all Vendor Personnel.

            (e) Nothing in this Section 5.6 of this Agreement is intended to preclude Vendor's or Vendor Personnel's simultaneous or subsequent engagement by third parties, other than Vendor Personnel's simultaneous engagement by competitors of Fidelity or [****], which is not permitted; provided that such services do not interfere with Vendor's or Vendor Personnel's obligations under this Agreement and are consistent with Vendor's and Vendor Personnel's duties of confidentiality and the proprietary rights provisions herein.

            (f) Vendor shall advise Vendor Personnel of their obligations set forth in this Section 5 and shall be responsible for Vendor Personnel's knowledge, understanding, agreement and compliance with Vendor's obligations, to the fullest extent applicable.

6.    Management and Control; Reporting

      6.1. Periodic Meetings. At Fidelity's request, or at such times as are set forth in the applicable Work Order, Fidelity's designated representative and Vendor Work Order Manager shall meet, at mutually agreed upon times and locations, to discuss and evaluate the Services, including (a) activities and objectives under this Agreement or any applicable Work Order and Service Levels,
(b) operation procedures or other aspects of this Agreement, including customer service, pricing, market conditions (including opportunities to achieve cost reduction), budgets and long range goals, (c) recommend and discuss Application Enhancements and discuss long-term strategic planning including development work and new releases, (d) any other issues that impact either Party, the Services, or the Work Product or (e) other issues deemed appropriate by the Parties. Each Party shall be responsible for its own expenses relating to such meetings.

      6.2. Procedures Manual. If requested by Fidelity, Fidelity and Vendor will jointly develop a Procedures Manual for each Work Order. Vendor agrees to comply with each Procedures Manual. Vendor and Fidelity agree and acknowledge that any Procedures Manual may be modified or amended, from time to time, in writing with prior written consent.

      6.3. Reports. Throughout each Work Order Term and as part of the Services, Vendor shall maintain and provide to Fidelity, as provided by such Work Order, (a) all Reports in content and format specified by such Work Order or otherwise in writing by Fidelity, in both hardcopy and in an electronic form, and (b) such documentation and information as may be requested by Fidelity from time to time in order to verify the accuracy of the Reports. At Fidelity's request, Vendor shall promptly correct any material errors or inaccuracies in the Reports. All Reports shall be provided in English. Unless this requirement is waived in writing by Fidelity, on or before the tenth (10th) day following each calendar month during which any Services under a Work Order remain uncompleted, Vendor shall deliver to Fidelity a report describing all work and progress related to the Services made since the last such report, including a description of any problems, their causes and any suggested solutions. Vendor shall promptly contact Fidelity upon discovery of any problem that might materially delay the performance of the Services under a Work Order, confirming such report in writing if requested to do so by Fidelity.

      6.4. Change Control Procedures. As part of the Services, the Parties have developed change control procedures attached hereto as Master Agreement Exhibit
G. In addition, the Parties may develop additional change control procedures pursuant to each Work Order, that shall provide at a minimum that (a) no material change to the manner in which the Services are provided pursuant to such Work Order shall be implemented without Fidelity's written approval, except as necessary on a temporary basis to maintain the continuity of the Services, and (b) Vendor shall schedule changes agreed among the Parties hereto to the manner in which the Services are provided pursuant to such Work Order so as not to unreasonably interrupt Fidelity's business operations.

      6.5 Responsiveness. Vendor shall promptly respond to Fidelity's requests, provided notice is given with a reference to this section to the identified Vendor personnel for information and assistance related to new projects and existing projects, which at the very least means that Vendor shall use reasonable efforts to acknowledge such request within two (2) business days of receipt and provide the soonest estimated soonest response date within the same two (2) business days for small requests and five (5) business days for large requests. Vendor shall identify two Vendor personnel to whom notice will be provided for new project related information and assistance and shall, at the beginning of an engagement, identify two personnel to whom notice will be provided related to the respective project. Depending on the particular facts and circumstances, Fidelity shall be reasonable in working with Vendor to provide for a longer response time.

7.    Intellectual Property Rights; Work Product; Acceptance Procedures.

      7.1.  Work Product.

            (a) All Deliverables and other materials created or delivered under any Work Order (excluding Vendor Tools and Vendor Software), including any modifications to any existing Deliverables or other material already created and/or delivered to Fidelity, shall be deemed Work Product unless such materials are explicitly deemed not to be Work Product on such Work Order. Work Product shall be deemed a "work made for hire" and Fidelity shall have all right, title and interest in and to the Work Product and all copies thereof. To the extent any of the Work Product is not deemed a "work made for hire" by operation of law, Vendor hereby irrevocably assigns, transfers and conveys, and shall cause all Subcontractors to assign, transfer and convey, to Fidelity, with full title guarantee and without further consideration, all of Vendor's right, title and interest in and to such Work Product, including all rights of patent, copyright, trade secret or other proprietary rights (in any jurisdiction) in such materials. To the extent that any claim is made concerning the existence of moral rights in regard to the Work Product, Vendor agrees to waive and assign over to Fidelity, all such right, title and interest to the fullest extent permissible by Applicable Law. Where the rights of authorship cannot by law be transferred to Fidelity due to an assertion of moral rights, Vendor agrees to employ its best efforts to gain the agreement of the author of the Work Product to express his or her authorship on such Work Product in a manner prescribed by Fidelity. Vendor acknowledges that Fidelity and its assigns (if any) shall have the right to obtain and hold in their own name any Intellectual Property rights in and to the Work Product. Vendor agrees to execute any documents and take any other actions as may be necessary, or as Fidelity may request, to perfect Fidelity's ownership of any such Work Product. Vendor represents that it does not have any commitments to others under which Vendor is obligated to make any transfer or assignment of any portion of the Work Product in conflict with Vendor's obligations to Fidelity pursuant to this Agreement. Nothing in this Section shall preclude Vendor or Fidelity or its respective employees from using ideas, processes, concepts, know-how or techniques related to the delivery of Services, Work Product or Deliverables that are retained in the memories of such employees.

            (b) Fidelity's ownership rights in and to the Work Product shall include the copyrights in and to any and all works of authorship constituting the Work Product, in any medium now existing or which shall be invented in the future.

            (c) When requested in writing by Fidelity for a Deliverable identified by Fidelity, Vendor shall promptly report in writing each Disclosed Subject to Fidelity and specifically point out the features or concepts that Vendor believes to be new or different.

            (d) Vendor shall obtain a written agreement from each Subcontractor and Vendor Personnel, prior to the commencement of such Subcontractor's and Vendor Personnel's performance, as shall be necessary to ensure that Fidelity will have the exclusive vested and indefeasible ownership rights provided for in this Section 7.1 (Work Product). Fidelity shall have the right to obtain and to hold in its own name all patents, copyrights, trademark registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Vendor agrees to provide to Fidelity (or any person designated by Fidelity), and to cause all Subcontractors and Vendor Personnel to provide to Fidelity or such designee, (i) any and all duly executed and acknowledged instruments of assignment, affidavits and other documents and (ii) all lawful assistance reasonably required (including the giving of live testimony provided Fidelity reimburses Vendor for reasonable travel and related expenses), in order to perfect, defend and enforce the rights of Fidelity that are defined in this Section 7.1 (Work Product).

            (e) Any computer software Work Product deliverable by Vendor hereunder shall be accompanied by copies of applicable commented source code and Documentation to enable Fidelity personnel to operate and replicate all applicable executables and data files, using only such materials together with commercially available off-the-shelf tools and components.

            (f) Notwithstanding anything set forth on any applicable Work Order, Vendor shall deliver to Fidelity on a weekly basis all Work Product (including source code and Documentation, if applicable) developed during such week under all then current Work Orders.

            (g) All Work Orders describing Work Product and Services shall contain acceptance testing ("Acceptance Testing") by Fidelity to determine whether the Work Product and

Services delivered contain the functionality of, and perform in conformance with, all Specifications and other objective requirements as may be described in an applicable Work Order including all Service Levels (collectively, "Acceptance Criteria"). Acceptance Testing shall run for a period mutually agreed by the parties and as set forth in a Work Order, which period shall be no more than [****] days after delivery of the Work Product and/or Services, as the case may be ("Testing Period"). A Testing Period shall exist for each Deliverable milestone specified in the Timetable.

                  (i) During the Testing Period, Fidelity shall notify Vendor of its acceptance or rejection of the Work Product and/or Services, as the case may be. Upon receipt of a notice of rejection, Vendor shall, within five (5) business days of receipt of Fidelity's notification (the "Cure Period") or such other time as set forth in a Work Order, correct all errors, non-conformities, deficiencies or inadequacies and, with respect to Work Product, submit a corrected version of the Deliverable.

                  (ii) Fidelity shall have an additional period of time equal to the initial Testing Period to re-perform Acceptance Testing. If Fidelity notifies Vendor of its rejection of the Work Product and/or Services after re-performance of Acceptance Testing, Vendor shall have an additional opportunity to correct such defects and submit a corrected version of the Deliverable to Fidelity for Acceptance Testing.

                  (iii) If Fidelity determines that the defects have not been corrected after [****] opportunities have been provide to Vendor as set forth in this Section 7.1(g) to correct the defects so that the Work Product and Services meet the Acceptance Criteria, Fidelity may, at its option, do one of the following by notifying Vendor: (A) extend the Cure Period to correct the defects and re-perform Acceptance Testing in accordance with the procedure set forth above; (B) accept the Work Product and/or Services, as the case may be, and negotiate for lesser performance; or (C) terminate the applicable Work Order in whole or in part. With regard to fixed bid projects, if Fidelity elects to terminate the applicable Work Order as aforesaid, Vendor shall promptly [****].

                  (iv) Upon expiration or earlier termination of this Master Agreement or a Work Order, as the case may be, or upon Fidelity's earlier request, Vendor shall immediately surrender to Fidelity all Work Product or any lesser part designated by Fidelity in writing. Vendor shall retain no part or copy of any Work Product. Upon Fidelity's request, Vendor shall certify in writing its exacting compliance with the foregoing provision.

                  (v) Provided that the [****] Personnel Resource Cap shall not have been met and during the Warranty Period, and provided not (i) otherwise approved in writing by Fidelity, (ii) due to delays caused by Fidelity, or (iii) due to Fidelity providing incomplete or deficient data, information or specifications provided to Vendor when estimating the number of hours, Vendor shall have the right to charge Fidelity for its time spent in correcting all errors, non-conformities, deficiencies or inadequacies with respect to any Work Product and/or Services beginning upon the commencement of the Cure Period(s) and continuing up until the time that Fidelity accepts the Work Product and/or Services, but only up to an amount that is equal to the lesser of [****] percent of fees incurred for Work Product and/or Services being tested (the "[**] Acceptance Testing Cap"), and the point in time in which the [****] Personnel Resource Cap has been achieved. If additional time beyond the [****] Acceptance Testing Cap or [****] Personnel Resource Cap is required by Vendor to cure all errors, non-conformities, deficiencies or inadequacies with respect to any Work Product and/or Services after reaching the above describe fee cap, Vendor shall continue

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

to expeditiously work thereon at no additional cost to Fidelity until such time as Fidelity exercises its rights under Section 7.1(g)(iii) above.

      7.2.  Vendor Tools, Vendor Software and Vendor Machines.

            (a) In addition to any Fidelity Intellectual Property and Fidelity Software, Vendor shall use Vendor Tools, Vendor Software and Vendor Machines as set forth in the applicable Work Order in performing the Services and/or creating the Work Product. Fidelity shall have the right to approve in writing any Vendor Software and Vendor Machines prior to such use. All Vendor Software and Vendor Machines are, or shall be, and shall remain the exclusive property of Vendor, or if applicable, Vendor's third party licensors, and Fidelity shall have no rights or interests in or to Vendor Software or Vendor Machines, except as set forth in this Agreement. Vendor shall make Vendor Software and Vendor Machines available to Fidelity in connection with the Services during the applicable Work Order Term including any End of Term Assistance Period, at no additional cost to Fidelity. Except as may be pre-approved by Fidelity in writing, Vendor shall not make any changes or modifications to Vendor Software or Vendor Machines that would adversely affect the Services or the price, scope or timely delivery of the Services. Vendor shall be responsible, at no charge to Fidelity, for any required modification or enhancement to, or substitution for, Vendor Software or Vendor Machines from that specified in a Work Order.

            (b) Vendor shall not incorporate into any Deliverable or require to make or use any item to be made pursuant to any design Deliverable hereunder any third party Intellectual Property, third party software, Vendor Tools or Vendor Software, without the prior written consent of Fidelity to be granted in its sole discretion. To the extent that any Deliverable incorporates any Vendor Tools, such tools shall be listed in the applicable Work Order. In the event any Vendor Tools are incorporated, Vendor hereby grants to Fidelity and its assigns, a non-exclusive, worldwide, fully paid, perpetual, assignable and irrevocable right and license to store, reproduce, display, perform, license and sublicense (through multiple tiers), create derivative works, publicly perform, publicly display, digitally perform, import, offer for sale, sell, make, have made, transmit and use such Vendor Tools in the Work Product in any media now known or hereafter created. In the event any consent is given to incorporate Vendor Software, Fidelity and its assigns shall automatically have a non-exclusive, worldwide, fully paid, perpetual, irrevocable right and license to store, reproduce, display, perform, license and sublicense, create derivative works, transmit and use such Vendor Software.

      7.3.  Consents.

            (a) All Fidelity Consents shall be obtained by Fidelity with Vendor's cooperation. Fidelity shall pay any costs of obtaining the Fidelity Consents. Vendor shall cooperate fully in efforts to obtain any Fidelity Consents. All Fidelity Consents shall be obtained by Fidelity at Fidelity's sole cost and expense.

            (b) If any Fidelity Consent is not obtained, then, unless and until such Fidelity Consent is obtained, Vendor shall determine and adopt, subject to the prior written approval of Fidelity and at Fidelity's expense if such alternate method adds additional cost, such alternative approaches as are necessary and sufficient to provide the Services and create the Work Product without such Fidelity Consents.

            (c) All Vendor Consents shall be described in each applicable Work Order and obtained by Vendor with Fidelity's cooperation, including all Vendor Consents necessary for Fidelity to use any third party Intellectual Property or third party software. Fidelity shall cooperate fully in efforts to obtain any Vendor Consents. All Vendor Consents shall be obtained by Vendor and to the extent a third party assesses a fee for such Vendor Consent, such Vendor Consent shall be mutually agreed and described in the Work Order. If any Vendor Consent is required but not described in the Work Order, then Vendor shall obtain such Vendor Consent at Vendor's sole cost and expense.

      7.4. Fidelity License of Intellectual Property to Perform Services. During the Agreement Term, Fidelity hereby grants to Vendor a nonexclusive, worldwide and royalty-free right and license to store, reproduce, display, perform, transmit and use the Fidelity Intellectual Property and Fidelity Software in connection with the Services, solely for the purposes of this Agreement (and not for the benefit of any third party). Vendor acknowledges and agrees that its use of the Fidelity Intellectual Property in connection with this Agreement shall not create any right, title or interest in or to such Fidelity Intellectual Property. Except for the licenses expressly granted hereunder, neither this Agreement nor any disclosure made hereunder grants any license by Fidelity to Vendor of any Fidelity Intellectual Property.

      7.5. Limitations. Except as may be otherwise expressly provided in this Agreement Fidelity does not grant to Vendor any right or license, express or implied, in or to the Fidelity Intellectual Property, Fidelity Software or Operating Environment. Vendor understands and agrees that Fidelity and/or Fidelity's licensors', as the case may be, are the exclusive owners of, and hold and shall retain, all right, title and interest in and to the Fidelity Intellectual Property, Fidelity Software, and Operating Environment, and Vendor shall have no ownership or use rights therein except as set forth herein. Fidelity understands and agrees that Vendor is the exclusive owner of, and holds and shall retain, all right, title and interest in and to, Vendor Tools, Vendor Software and Vendor Machines, and Fidelity shall have no ownership or use rights therein except as set forth herein.

      7.6. Acquired Hardware and Software. In the event that Vendor acquires hardware or software during the Term of the Agreement and such hardware or software has been paid for by Fidelity pursuant to a Work Order, then upon expiration or termination of the first of (A) the Work Order or (B) this Agreement, Vendor shall, at no expense to Fidelity and in a form reasonably acceptable to Fidelity (x) in the case of hardware, convey title to Fidelity to such hardware, free and clear of any lien, claim or encumbrances of Vendor or any third party and (y) in the case of software, transfer the licenses to such software to Fidelity.

8.    Payments to Vendor.

      8.1. Fees. Each Work Order shall include a section entitled "Fee Schedule". Fidelity agrees to pay to Vendor the Fees for Services properly rendered by Vendor in accordance with the Fee Schedule set forth in an applicable Work Order. Unless otherwise set forth in an applicable Timetable, all Fees shall be paid upon acceptance of the Work Product in accordance with the Timetable and in accordance with the procedures in this Master Agreement and the applicable Work Order. Commencing on the Agreement Effective Date and continuing for a period until [****], Vendor shall charge the fees set forth in Master Agreement Exhibit H. Thereafter, the Vendor may increase the fees charged in accordance with Section 8.5 below; provided, however, that in no event shall this sentence be interpreted to permit an increase in fees during the Initial Term of any Work Order. The Work Order may be priced as a fixed fee (calculated using the fees set forth on Master Agreement Exhibit H or calculated on the basis of a professional unit day as described in Master Agreement Exhibit
H) and shall identify all fees and expenses. All Work Orders shall contain an estimate of the number of hours Vendor expects to incur in order to complete each Work Product and/or Service. Unless (i) otherwise approved in writing by Fidelity, (ii) due to delays caused by Fidelity, or (iii) due to Fidelity providing incomplete or deficient data, information or specifications provided to Vendor when estimating the number of hours, Fidelity shall not pay for more personnel resources than [****] of the estimated amount of each Work Product and/or Service as may be modified by a Change Order (the "[****] Personnel Resource Cap"). If additional time beyond the [****] Personnel Resource Cap is required by Vendor to complete a Work Product and/or Service, including through the time in which Fidelity accepts the Work Product and/or Service under Section 7.1(g) hereof, Vendor shall continue to expeditiously work thereon at no additional personnel resource cost to Fidelity. Charges for preparation and presentation of bid proposals shall not be paid by Fidelity. Further, if payment under any Work Order is in whole or in part based on time charges, then no payment shall be made by Fidelity for any travel time, except with Fidelity's express prior written consent. Exhibit H sets forth each party's responsibility for paying out-of-pocket costs and expenses incurred by Vendor in connection with performance of any Work Order, including costs and expenses associated with travel, hotel, housing, lodging, meals, transportation, visas or other work permits, entertainment expenses, personal expenses, and any other expenses. If expressly provided in the applicable Work Order, such expenses reasonably and actually incurred and paid by Vendor shall be reimbursed in accordance with Fidelity's then-current published policies governing travel and business expenses, a copy of which has been furnished to Vendor. Vendor hereby acknowledges receipt of Fidelity's current published policies governing travel and business expenses. Vendor shall provide Fidelity with sufficient details to support all invoices including time sheets for Services performed with cumulative figures for previous periods and, if authorized by the applicable Work Order. Vendor shall attach to invoices for out-of-pocket expenses, copies of customary expense receipts, justifications for authorized expenses, and other such appropriate documentation as evidence of expenses incurred and paid. If a Work Order indicates that progress payments or milestone payments are to be made by Fidelity, Vendor acknowledges that such progress or milestone payments made prior to completion of the Services by Vendor and acceptance by Fidelity of the Work Product are contingent payments and are subject to reimbursement by Vendor if the Work Product is not accepted in accordance with the requirements of such Work Order.

      8.2. Payment Schedule and Invoices. Vendor, and not Vendor's international subsidiary companies, shall invoice Fidelity or the Fidelity Affiliate that executed the applicable Work Order at such times and for such period as are expressly provided for in the applicable Work Order. Such invoices shall set forth the Work Order number and, in reasonable detail, the Services provided or to be provided by Vendor or any Subcontractor, and the period or milestone(s) for which compensation is sought, during the period covered by such invoice, prorating Fees if the period covered thereby constitutes a partial period. Unless expressly provided otherwise in a Work Order, Vendor shall invoice for Services monthly in arrears. Except as otherwise provided in the applicable Work Order, invoices shall be due and payable within thirty (30) days after receipt by Fidelity or the applicable Fidelity Affiliate, as the case may be, of a correct and undisputed invoice at the Fidelity bill-to-address set forth in such Work Order. Only Fidelity shall be responsible for Fees and Work Orders signed by Fidelity. Only the Fidelity Affiliate shall be responsible for Fees and Work Orders signed by that Fidelity Affiliate. Any charges by Vendor or any Subcontractor for

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

New Services shall be invoiced as expressly agreed in writing by Fidelity or the applicable Fidelity Affiliate and Vendor at the time a Work Order is amended to include such New Services.

      8.3. Recurring Costs. If general market conditions or technology changes reduce Vendor's recurring costs by a non-de minimis amount in providing the Services, Vendor shall renegotiate with Fidelity to share those reduced costs with Fidelity.

      8.4.  [****]

      8.5 Late Delivery. This Section 8.5 shall be applicable to Work Orders containing Work Product deliverables only. In the event that Vendor fails to achieve the final delivery date for any Work Product or Service specified in a Work Order as a result of Vendor's failure to perform or delay in completing its obligations under a Work Order and after taking into account any delays caused by Fidelity, then Vendor: (a) beginning on the [****] day after the final Work Product or Service delivery date shall provide Fidelity with a liquidated damage credit on the next invoice equal to [****] per day for each day beyond the tenth day through the twentieth day that Vendor is late in completing the applicable Work Product or Service; (b) beginning on the [****] day after the delivery date shall provide Fidelity with a [****] on the next invoice equal to [****] per day for each day beyond the [****] day through the [****] day that Vendor is late in completing the applicable Work Product or Service; (c) beginning on the [****] day after the delivery date shall provide Fidelity with a liquidated damage credit on the next invoice of [****] per day for each day beyond the [****] day through the [****] day that Vendor is late in completing the applicable Work Product or Service; and (d) for every additional [****] billable day delay thereafter, Vendor shall pay an additional [****] for such [****] day period equal to [****] times the amount of the immediately preceding credit. Vendor's total credit liability shall be capped at [****] of each applicable affected Work Order.

      8.6. Increase in Fees. The rates set forth in Master Agreement Exhibit H hereto will be increased on [****] and annually thereafter, by the [****] for the "Computer Software/Services" industry, using the applicable geography from which the resource is providing Services, for the most recent [****] month period for which the data is published or (b) [****] Notwithstanding the foregoing, if any increase in the fees set forth on Master Agreement Exhibit H attached hereto is contemplated after the Initial Term of a particular Work Order, such increase in Fees shall be mutually agreed upon between the Parties.

      8.7. Audit of Fees. Upon reasonable notice from Fidelity, Vendor shall provide Fidelity and its authorized agents with access to such financial records and supporting documentation applicable to Services as may be reasonably requested by Fidelity, and Fidelity may audit the Fees pursuant to an applicable Work Order to determine that such Fees are accurate and in accordance with such Work Order. If, as a result of such audit, Fidelity determines that Vendor has overcharged Fidelity, Fidelity shall notify Vendor of the amount of such overcharge and Vendor shall promptly pay to Fidelity the amount of the overcharge, plus interest at the prime rate (as quoted in the Wall Street Journal on the last day of the month prior to such month when payment is due). If any such audit reveals an overcharge to Fidelity by Vendor of [****] or more of a particular fee category, then Vendor shall also reimburse Fidelity promptly for the cost of such audit. Fidelity shall maintain a reasonable audit trail of all requests for off-shore development services and contracts awarded to third party vendors for Development Projects subject to the provisions of Section 2.1(d) and 2.1(e). If so requested by Vendor, Fidelity shall engage an independent outside auditor, who shall have no business relationship with Vendor, to confirm Fidelity's statements to Vendor that it has complied with its obligations set forth in Section 2.1(d) and (e) hereof. If such outside auditor confirms Fidelity's obligations, then Vendor shall reimburse Fidelity for the internal and out-of-pocket costs of such audit.

9.    Taxes

      9.1. Taxes Generally. The Fees for Services performed by Vendor in the United States and India are inclusive of any and all applicable sales, use, excise, service, personal property or other taxes (the "Taxes") that exist as of the Agreement Effective Date that the respective country's government agencies may assess, impose or levy with respect to the provision of the Services under this Agreement, including interest and penalties thereon that are the fault of Vendor. Vendor shall be responsible for the payment of all withholding, unemployment, social security, unemployment insurance taxes and other employment or payroll taxes or levies with respect to Vendor Personnel. In the event that the Services become subject to any new or increased Taxes, other than Taxes described in Section 9.4 below, in any jurisdiction for which Fidelity becomes obligated to pay, or reimburse Vendor, after the Agreement Effective Date, each Party shall have the right to negotiate in good faith adjustments to the Fees as a result of Fidelity paying or reimbursing Vendor for such taxes and, failing an agreement between the Parties on such adjustment, (i) each Party shall have the right to terminate at its sole option, without liability to the other the Agreement or affected Work Order.

      9.2. Tax Treatment of Relocation. Any taxes assessed, as determined by Fidelity, including a gross up thereon, on the provision of the Services resulting from Vendor relocating or rerouting the delivery of Services for Vendor's convenience to, from or through a location other than an approved Vendor Service Location used to provide the Services as of the applicable Work Order Effective Date (any such change for convenience shall have the required written approval from Fidelity), shall be paid by Fidelity and Fidelity shall receive a credit with respect to the Fees invoiced equal to such payments made pursuant to this Article 9 (Taxes).

      9.3. Tax Treatment of Fidelity Software. Fidelity shall be responsible for paying all personal property or use taxes due on or with respect to any Fidelity Software.

      9.4. Unrelated Taxes. Each of Fidelity, Vendor and the Subcontractors shall bear sole responsibility for all taxes, assessments and other real property-related levies on its owned or leased real property, franchise and privilege taxes on its business, and taxes based on its net income or gross receipts.

      9.5. Segregation of Fees. Fidelity and Vendor shall cooperate to segregate the Fees into the following separate payment streams: (a) those for taxable Services; (b) those for nontaxable Services; (c) those for which a sales, use or other similar tax has already been paid; and (d) those for which Vendor functions merely as a paying agent for Fidelity in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax. Vendor shall state separately on its invoices, and shall cause Subcontractors to state separately on their invoices, the portion of Fees which are subject to any sales, use, excise, value-added, services, consumption or other taxes due during an applicable Work Order Term in connection with the provision of the Services, and the amounts of any taxes Vendor is collecting from Fidelity.

      9.6. Cooperation. Fidelity and Vendor shall reasonably cooperate to accurately determine each Party's tax liability herefrom by providing and making available to the other Party, any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and other certificates or information reasonably requested by such other Party.

10.   Audits.

      10.1. Audit Processing.

(a) Upon notice from Fidelity or a Fidelity Customer, Vendor shall provide such auditors (internal and external to Fidelity) and inspectors as Fidelity, a Fidelity Customer or any regulatory authority may, from time to time, designate, who prior to receiving any of the below information shall have entered into a confidentiality agreement with Vendor containing obligations that are consistent with the confidentiality provisions hereof, with reasonable access, at all reasonable times, but in no event will access be provided to the extent such access would result in Vendor's breach of any confidentiality obligations or agreements in place with other clients, to (i) Vendor Service Locations, (ii) Vendor Software, Vendor Tools, Fidelity Software and Applications, (iii) Vendor Machines, (iv) all Subcontractors and Vendor Personnel, and (v) all Fidelity Confidential Information, Work Products, the data and records relating to the Services for the purpose of performing audits or inspections of the Services. Vendor shall provide, and shall cause its Subcontractors or other representatives to provide, such auditors and inspectors any assistance that they may require. If, as a result of such audit, there is a discrepancy with respect to time spent or amount charged, Fidelity or a Fidelity Customer shall promptly furnish to Vendor a copy of the audit report setting forth the discrepancy in reasonable detail, and within thirty (30) days of such notification, reimbursement shall be made by the Party undercharged or overpaid, as the case may be, to the other Party to reconcile the discrepancy. If such an overpayment by Fidelity or a Fidelity Customer is greater than [****] of the total amount reported by Vendor for the period audited, then Vendor shall also reimburse Fidelity or the Fidelity Customer, as applicable, for the cost of the audit.

            (b) If any audit by an auditor designated by Fidelity or a regulatory authority results in Vendor being notified that Vendor or any Subcontractor is not in compliance with (i) Fidelity's corporate audit procedures, (ii) any U.S. generally accepted accounting principle or (iii) any Applicable Law, including the Electronic Signatures in Global and National Commerce Act, or audit requirement relating to the Services or Vendor's business, Vendor shall, and shall cause its Subcontractors to, take all actions to comply with any such Applicable Law or audit requirement relating to the Services or Vendor's business.

            (c) Vendor shall bear the expense of any such response that is (i) required by any Applicable Law or audit requirement relating to the Services or Vendor's business, (ii) performed by Vendor as part of the Services or (iii) necessary due to Vendor's noncompliance with any Applicable Law or audit requirement imposed on Vendor. As part of the Services, Vendor shall provide to Fidelity a copy of those portions of Vendor's internal audit reports relating to the Services.

            (d) Any audit reports or results, including any management responses thereto, shall be maintained in the United States and shall be in written in, or translated to, English.

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

            (e)   Vendor's failure to comply with the provisions of this Section
10.1 shall constitute a material breach of this Agreement.

      10.2. Record Retention. As part of the Services, Vendor shall (a) retain records and supporting documentation sufficient to document the Services and the Fees paid or payable by Fidelity under this Agreement, including records and supporting documentation evidencing or pertaining to any Fidelity Confidential Information and Customer Information, during the Agreement Term and for a period of time following the expiration or termination of this Agreement, in accordance with all Applicable Laws, including the Electronic Signatures in Global and National Commerce Act, and otherwise consistent with Fidelity's record retention policy but in no event less than seven (7) years, and (b) upon notice from Fidelity, provide Fidelity and its authorized agents with reasonable access to such records and documentation. All such documents and records shall be in English.

      10.3. Facilities. Vendor shall provide to Fidelity, and such auditors and inspectors as Fidelity may designate in writing, on Vendor's premises (or if the audit is of a Subcontractor, the Subcontractor's premises if necessary), space and office services as Fidelity, or such auditors and inspectors, may reasonably require to perform the audits described in this Article 10 (Audits).

11.   Confidentiality; Compliance with Privacy Policies.

      11.1. General Confidentiality Obligations.

            (a) All Fidelity Confidential Information is, or will be, and shall remain the property of Fidelity. Vendor is the owner of all Vendor Confidential Information. Fidelity and Vendor consider it mutually beneficial that in connection with the Services, (i) Fidelity disclose the Fidelity Confidential Information to Vendor, and (ii) Vendor disclose Vendor Confidential Information to Fidelity. Fidelity and Vendor each agree to treat the Confidential Information of the other as confidential and proprietary to the other Party in accordance with the terms and conditions of this Agreement.

            (b) Except as otherwise set forth in any license granted by Vendor to Fidelity, the Receiving Party shall not (i) disclose, duplicate, copy, transmit or otherwise disseminate in any manner whatsoever any Confidential Information of the Protected Party provided to the Receiving Party by reason of the relationship established by this Agreement, or learned by the Receiving Party by reason of this Agreement, (ii) otherwise use the Confidential Information of the Protected Party (A) for the Receiving Party's own benefit or that of any third party, (B) to the Protected Party's detriment, (C) for any purpose other than performance of the Services or (D) in any manner unnecessary to the performance of the Services, (iii) commercially exploit any Confidential Information of the Protected Party, (iv) use any copies of any Confidential Information of the Protected Party, except as contemplated by this Agreement,
(v) acquire any right in or assert any lien against, the Confidential Information of the Protected Party or (vi) refuse for any reason (including a default or material breach of this Agreement by the Protected Party) to promptly provide the Confidential Information of the Protected Party, including copies thereof, to the Protected Party if requested to do so (excluding copies of such Confidential Information as may be necessary to be retained by reason of legal, accounting or regulatory requirements).

            (c) Notwithstanding the provisions of Section 11.1(b) above, the Receiving Party shall be permitted to disclose relevant aspects of the Protected Party's Confidential Information to the Receiving Party's and its Affiliates' directors, officers, agents, subcontractors and employees to the extent that such disclosure is necessary for the performance of the Receiving Party's obligations under this Agreement; provided, however, that:

                  (i) the Receiving Party shall take all reasonable measures to ensure that the Confidential Information of the Protected Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such directors, officers, agents, subcontractors and employees;

                  (ii) the Receiving Party shall assume full responsibility for the acts or omissions of the third parties receiving the Confidential Information from or through the Receiving Party; and

                  (iii) before disclosing any Confidential Information of the Protected Party, all such persons receiving Confidential Information shall (A) if not employees of the Receiving Party, be subject to a written confidentiality agreement with the Receiving Party; (B) have a need to know such Confidential Information for performance related to the Services; and (C) in the case of employees of the Receiving Party, have been informed of the confidential nature of the Confidential Information.

            (d) The Receiving Party shall comply with all Applicable Laws regarding privacy and data protection and all privacy policies of the Protected Party that are, or that may be in the future, applicable to the terms of this Agreement or the Services. The Protected Party shall use commercially reasonable efforts to advise, and to continue to advise during any Work Order Term and End of Term Assistance Services, the Receiving Party of all such Applicable Laws regarding privacy and data protection, and policies of the Protected Party that are, or that may be in the future, applicable to the terms of this Agreement or the Services. Without limiting the generality of the preceding sentence, the Receiving Party agrees that it shall not use, and shall not disclose to any other Party, any nonpublic personal information that it receives from the Protected Party in connection with this Agreement, except in accordance with this Agreement.

            (e) The obligation to treat information as Confidential Information as provided by this Section 11.1 (General Confidentiality Obligations) shall not apply to information that (i) shall be publicly available through no action of the Receiving Party in violation of this Agreement, (ii) shall have been in the Receiving Party's possession prior to disclosure by the Protected Party, (iii) shall be developed by the Receiving Party independently and without reference to any Confidential Information that the Protected Party has disclosed to the Receiving Party or (iv) shall be obtained by the Receiving Party from third parties not known to the Receiving Party to be bound by an obligation of confidentiality to the Protected Party.

            (f) Upon termination of this Master Agreement together with the Agreement Collateral Documents or any applicable Work Order pursuant to which the Confidential Information was disclosed, or upon the Protected Party's earlier request, the Receiving Party and its subcontractors shall promptly give over to the Protected Party, all of the Protected Party's Confidential Information then in the Receiving Party's or its subcontractors' possession. The Receiving Party and its subcontractors shall retain no part or copy of any of the Protected Party's

Confidential Information and, if requested in writing, the Receiving Party and its subcontractors shall certify their respective complete compliance with the foregoing provision.

            (g) The Receiving Party acknowledges that its obligations under this Agreement with regard to (i) trade secrets of the Protected Party shall remain in effect for as long as such information shall remain a trade secret under Applicable Law, (ii) Fidelity Customer Information shall remain in effect indefinitely and (iii) all other Confidential Information of the Protected Party shall remain in effect indefinitely after the expiration or earlier termination of the applicable Work Order to which such other Confidential Information pertains.

            (h) The Receiving Party acknowledges the competitive value and confidential nature of the Protected Party's Confidential Information and that disclosure thereof to any third party could be harmful to the Protected Party, competitively and otherwise. If the Receiving Party, or any third party to whom the Receiving Party transmits the Confidential Information pursuant to this Agreement, becomes legally compelled to disclose any of the Confidential Information, the Receiving Party, to the extent permitted by law, shall provide the Protected Party with prompt notice so that the Protected Party may seek a protective order or other appropriate remedy and shall cooperate in seeking reasonable protective arrangements requested by the Protected Party. If such protective order or other remedy is not obtained, then the Receiving Party shall furnish only that portion of the Confidential Information, which in the written opinion of its counsel, is legally required, and the Receiving Party shall exercise its reasonable best efforts to obtain reasonable assurance that confidential treatment will be accorded the Confidential Information.

            (i) The Receiving Party acknowledges and agrees that, given the nature of the Confidential Information and the competitive impact and/or other damage that may result to the Protected Party if information contained therein is disclosed to any third party in breach of the obligations set forth in this Agreement, money damages may not be a sufficient remedy for any breach of this Agreement by the Receiving Party, and that, in addition to all other remedies, the Protected Party may be entitled to specific performance and injunctive or other equitable relief as deemed proper or necessary by a court of competent jurisdiction as a remedy for any such breach. The Receiving Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

      11.2. Fidelity Confidential Information Specifically. Except as otherwise expressly set forth on a Work Order, all Fidelity Confidential Information shall be specifically segmented from information of any third parties and separately safeguarded in accordance with the term and conditions set forth in this Agreement. Without limiting anything contained in this Agreement, without the express prior written consent of Fidelity, Fidelity Confidential Information shall not be, even upon the expiration of the time periods referred to in
Section 11.1(g) (General Confidentiality Obligations) hereof, (a) used by Vendor other than in connection with providing the Services, (b) disclosed, sold, assigned, leased or otherwise provided to third parties by Vendor, (c) commercially exploited by or on behalf of Vendor or (d) allowed by Vendor to be used or disclosed for any of the foregoing purposes by third parties, including Subcontractors. Notwithstanding anything else in this Agreement to the contrary, Vendor bears the full and complete risk and liability for all loss, theft or destruction to any Fidelity Confidential Information provided to Vendor or any Subcontractor. As part of the Services and at Fidelity's request, Vendor shall promptly correct any errors or inaccuracies in any Fidelity Confidential Information and the Reports when such errors are caused by Vendor or any Subcontractor, and at Fidelity's request any other material errors or inaccuracies in the Fidelity Confidential Information. Additionally upon request by Fidelity, Vendor shall (y) at Fidelity's expense promptly return to Fidelity, in the format and on the media requested by Fidelity, all Fidelity Confidential Information and (z) erase or destroy all Fidelity Confidential Information in Vendor's possession.

      11.3. Unauthorized Acts. In the event of any unauthorized possession, use, knowledge, disclosure or attempt thereof with respect to any Confidential Information, or loss of or inability to account for such Confidential Information, the Receiving Party shall:

            (a)   notify the Protected Party promptly;

            (b) furnish promptly to the Protected Party full details thereof, and use reasonable efforts to assist the Protected Party in investigating or preventing the recurrence thereof;

            (c) reasonably cooperate with the Protected Party in any litigation and investigation against third parties deemed necessary by the Protected Party to protect its proprietary rights; and

            (d) promptly use all reasonable efforts to prevent a recurrence of the unauthorized act or attempt.

                  Fidelity and Vendor shall each bear their own respective costs incurred as a result of compliance with this Section 11.3 (Unauthorized Acts).

      11.4. Customer Information. Notwithstanding anything in this Agreement to the contrary:

            (a) Vendor shall keep confidential and shall not use or disclose to any third party (including, but not limited to, Affiliates of Vendor), any Customer Information, except as authorized in writing by Fidelity or as appropriate in connection with performing the Services in accordance with the terms and conditions set forth in this Agreement.

            (b) Vendor will maintain appropriate physical, electronic and procedural safeguards to store, dispose of (if applicable) and secure Customer Information in order to protect it from unauthorized access, use, disclosure, alteration, loss and destruction. The safeguards used by Vendor to protect Customer Information will be no less than those used by Vendor to protect its own Confidential Information. In addition, Vendor will comply with any other security safeguards and standards required by this Agreement.

            (c) Vendor will control access to Customer Information and, except as required by law or as otherwise expressly permitted by this Agreement, permit access only to individuals who need access in connection with the Services and shall cause such individuals to maintain the confidentiality of Customer Information.

            (d) As between Fidelity and Vendor, Customer Information, and all applicable Intellectual Property rights embodied in the Customer Information, shall remain the property of Fidelity. Vendor shall, upon the expiration or earlier termination of this Master Agreement together with the Agreement Collateral Documents, or any applicable Work Order pursuant to which the Customer Information was disclosed, or upon Fidelity's earlier request, return to Fidelity all

Customer Information or destroy it, as specified by Fidelity. Upon Fidelity's request, Vendor shall provide to Fidelity a certificate executed by an officer overseeing such process attesting to the completion of such request.

            (e) Vendor shall comply with all privacy and data protection laws, rules and regulations that are, or may in the future be, applicable to Customer Information or the Services, including the Gramm-Leach-Bliley Act (P.L. 106-102) (15 U.S.C. Section 6801 et seq.), the Fair Credit Reporting Act (15 U.S.C.
Section 1681 et seq.), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data. To the extent that in providing the Services, Vendor has access to any `personal data' (as defined in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data (the "Directive")) from a member state of the European Union, then Vendor will comply with the Addendum set forth hereto as Master Agreement Exhibit D.

            (f) Vendor covenants that Vendor has (i) established and will maintain appropriate policies and procedures to comply with its obligations concerning Customer Information under this Agreement, (ii) provided, and will provide training on such policies and procedures for employees with access to Customer Information and (iii) established and will enforce appropriate disciplinary measures for individuals who fail to comply with such policies and procedures.

            (g) Vendor will promptly notify Fidelity in writing if it becomes aware of (i) any breach of its information security procedures, (ii) any loss of Customer Information, (iii) any attempt to obtain unauthorized access, disclosure or use of Customer Information or (iv) any attempt to alter or destroy any Customer Information. Such notice will include steps taken, or planned to be taken, by Vendor to remedy the situation.

            (h) Notwithstanding anything contained in this Agreement, Fidelity has the right to terminate one or more Work Orders (in whole or in part), immediately without penalty for failure of Vendor to comply with its obligations concerning Customer Information set forth herein. Vendor acknowledges that the unauthorized disclosure of Customer Information is likely to cause irreparable injury to Fidelity and that, in the event of a violation or threatened violation of any of these obligations, Fidelity shall have no adequate remedy at law and shall therefore be entitled to enforce each such obligation by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages or the inadequacy of money damages, posting any bond or other security, and without prejudice to any other rights and remedies which may be available, at law or in equity.

            (i) Vendor will not use Customer Information to contact any Person except if required by any Applicable Law, provided that any such contact does not involve marketing or solicitation of products or services.

      11.5. Access to Fidelity Software. Vendor acknowledges that the Fidelity Software is proprietary and trade secret property of Fidelity, and Vendor's use and access of the Fidelity Software shall be limited to the use and access only as necessary to provide the Services to Fidelity or a Fidelity Customer pursuant to this Agreement or a Work Order hereunder. Vendor further acknowledges that Fidelity does not permit the access and use of Fidelity Software by a party other than Fidelity or a Fidelity Customer except as specifically agreed in writing by Fidelity. Based upon the trade secret and proprietary nature of the Fidelity
Software:

            (a) Vendor agrees that during the Term and the [****] year period following the termination or expiration of this Agreement, Vendor shall not, either directly or through a third party, provide application development, programming, implementation, maintenance or consulting services to any [****] relating to that Fidelity Software which Fidelity has disclosed to Vendor without the prior written consent of Fidelity, which may be withheld in Fidelity's sole discretion. Notwithstanding the foregoing, [****] issues a request for proposal, request for information, or other widely circulated solicitation to Vendor for application development, programming, implementation, maintenance that involve the Fidelity Software, Vendor shall inform Fidelity of such solicitation and bid on such opportunity only with Fidelity. For the avoidance of doubt, Fidelity may also elect to bid on such same opportunity on its own without involving Vendor If any of the Companies selects the joint bid from Vendor and Fidelity to perform services, but later requests in writing that Fidelity not be involved in the work, Vendor shall be entitled to perform services on Fidelity Software with resources who have not previously performed any Services for Fidelity under this Agreement. For avoidance of doubt, Vendor shall not on its own or through a third party solicit application development, programming, implementation, maintenance and other similar projects to the Companies relating to the Fidelity Software. Also, for the avoidance of doubt, nothing in this Agreement shall preclude Vendor from performing services for the Companies on non-Fidelity Software.

            (b) In the event Vendor is asked to respond to a request for information or request for proposal with respect to the provision of application development, programming, implementation, maintenance or consulting services with respect to any Fidelity Software disclosed to Vendor, Vendor shall confirm with Fidelity whether Fidelity has been asked to respond to such request, and:

                  (i) in the event Fidelity has not been asked to respond to such request, Vendor will only respond to, nor enter into an agreement with respect to, such request unless such response or agreement is done so with the participation of, or teaming with, Fidelity.

                  (ii) in the event Fidelity has been asked to respond to such request, Vendor will not respond to such request unless Fidelity requests Vendor to participate, or team, with Fidelity in Fidelity's response to such request.

      11.6 Expiration or Termination of the Master Agreement. Notwithstanding anything to the contrary contained in this Agreement, Fidelity shall, in the event of a termination or expiration of this Master Agreement, be permitted to enter into an agreement with any other vendor for the provision of Services and any similar services or the development or maintenance of any Work Product or maintenance of any Vendor Software licensed to Fidelity or any of its Affiliates. In connection therewith, Fidelity shall be permitted to disclose any Confidential Information of Vendor or any of its Affiliates to such other vendors as necessary for the provision of such Services or other similar services or the development or maintenance of such Work Product or maintenance of such Vendor Software; provided such other vendors enter into confidentiality and non-disclosure agreements to protect such Confidential Information and use such Confidential Information solely for the purposes stated above to support Fidelity.

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

12.   Representations and Warranties.

      12.1  Representations and Warranties. Vendor represents and warrants that:

            (a) Vendor is a corporation, validly existing and in good standing under the laws of the State of Michigan.

            (b) Vendor has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

            (c) Vendor is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Vendor's ability to fulfill its obligations under this Agreement.

            (d) The execution, delivery and performance of this Agreement by Vendor have been duly authorized by all necessary corporate action of Vendor.

            (e) Vendor shall comply with all Applicable Laws, including identifying and procuring required permits, certificates, approvals and inspections and all privacy and data protection laws and all rules and regulations (i) of all countries where Customer Information is gathered, stored or processed (the "Applicable Countries") or (ii) which are or which may in the future be applicable to Customer Information or the Services, including the Gramm-Leach-Bliley Act (P.L. 106-102) (15 U.S.C. Section 6801 et seq.), the Fair Credit Reporting Act (15 U.S.C. Section 1681 et seq.), Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 (as incorporated into domestic legislation of the EU countries including the U.K. Data Protection Act of 1998), and any applicable secondary legislation, regulations, and orders. In the event that a warrant or similar document is issued by a court of competent jurisdiction in an Applicable Country for the inspection, examination, operation or testing of any Vendor Intellectual Property or Work Product used or intended to be used for Customer Information, Vendor shall promptly notify Fidelity-designated recipients in writing. In the event that Vendor is required to disclose Customer Information (a) in accordance with the privacy and data protection laws of an Applicable Country or (b) as required by the order of a court of competent jurisdiction of an Applicable Country, it shall promptly notify Fidelity in writing.

            (f) Vendor's and the Subcontractors' performance of this Agreement will not constitute (i) a violation of any judgment, order or decree; (ii) a default under any material contract by which it or they are bound; or (iii) an event that would, with notice and/or lapse of time, constitute such a default.

            (g) Vendor will not perform, or permit any Subcontractor to perform, its responsibilities under this Agreement with actual knowledge on the part of Vendor (or such Subcontractor, to the extent Vendor is aware of such Subcontractor's knowledge), that the manner in which such responsibilities are performed would cause Fidelity to be in violation of any Applicable Law.

            (h)   Vendor has not disclosed any Fidelity Confidential
Information.

            (i) Vendor and each Subcontractor shall perform its obligations under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any Third Party Intellectual Property Rights, and all Services, Work Product, Vendor Tools, Vendor Software, and Vendor Machines shall not infringe or misappropriate any Third Party Intellectual Property Rights.

            (j) Vendor has full right and authority to perform its obligations and grant the rights herein granted, and that it has neither assigned nor otherwise entered into an agreement which purports to assign or transfer any right, title, or interest to any technology or intellectual property right that would conflict with its obligations under this Agreement. Vendor covenants and agrees that it shall not enter into any such agreement.

            (k) Vendor and its employees are under no obligations of confidentiality, non-disclosure of confidential or proprietary information, or agreement not to compete with any third party that will limit, prohibit or otherwise restrict Vendor's performance of this Agreement.

            (l) Prior to use to provide the Services, Vendor shall verify that all Vendor Software and Vendor Machines (i) have been properly installed, (ii) are operating in accordance with all specifications therefor, (iii) are suitable and capable to use adequately in connection with the Services, (iv) shall operate in accordance with the Service Levels set forth in the applicable Work Order and (v) are performing in a reliable manner.

            (m) Vendor shall perform the Services in accordance with (i) the Service Levels, and (ii) any relevant third party vendor's, license, documentation and recommendations. All Work Product shall operate in the Operating Environment in accordance with all applicable Specifications and Documentation.

            (n) The Services will be performed in a timely, professional and workmanlike manner, in accordance with the Parties' mutually agreed upon written standards, guidelines or attachments, and the Deliverables shall conform to the specifications applicable thereto, as set forth in each Work Order.

            (o) All Services will be performed by Vendor Personnel who are fully trained and qualified and such Vendor Personnel will use their best efforts to perform the Services at a level consistent with persons having similar education, experience and expertise in the software development and information processing industry.

            (p) Vendor represents and warrants that Vendor has sufficient resources to perform the Services required by this Agreement, and Vendor shall provide such sufficient resources, whose sufficiently shall be in Fidelity's sole determination, as required by Fidelity pursuant to this Agreement to perform the Services hereunder.

            (q) Vendor will use industry standard virus detection software on Vendor's systems that prevent any Destructive Elements from being coded or introduced by Vendor into any Work Product, Fidelity Software, Operating Environment, Vendor Software, Vendor Machines or other software or systems used to provide the Services. Vendor agrees that not to code or introduce any Destructive Elements into any Work Product, Fidelity Software, Operating Environment,

Vendor Software, Vendor Machines or other software or systems used to provide the Services, and, if any Destructive Elements are found to have been coded or introduced by Vendor into any Work Product, Fidelity Software, Operating Environment, Vendor Software, Vendor Machines, or other software or systems used to provide the Services, Vendor shall use commercially reasonable efforts, at no additional charge, to assist Fidelity in eliminating or reducing the effects of the Destructive Elements and, if the Destructive Elements cause an Error in the Applications, a loss of operational efficiency or loss of data, to assist Fidelity to the same extent to mitigate and restore such losses.

            (r) All Work Product, Vendor Software, Vendor Tools, and Vendor Machines shall (i) handle data input before, during, and after January 1, 2000 accurately and without interruption; (ii) function accurately and without interruption; (iii) store, process, and provide output of date information in ways that are unambiguous as to century; and (iv) be fully interoperable with all other Work Product, Fidelity Software and Operating Environment which provide the functions referred to in (i), (ii), and (iii) of this Section 12.1(m).

            (s) Any Deliverables provided or supplied to Fidelity, a Fidelity Affiliate, or a Fidelity Customer by Vendor, its employees, Subcontractors, agents or representatives under this Agreement will not contain any proprietary or confidential information of Vendor, unless otherwise set forth in a Work Order.

            (t) There are no third parties with any interest, rights or title, of any kind or degree, in the any of the Work Product developed or provided by Vendor, unless otherwise set forth in a Work Order.

            (u) The Work Product to be developed or supplied by Vendor will be developed solely by Vendor, or at the Vendor's sole direction and under the Vendor's complete control and supervision.

            (v) Vendor is not restricted by or subject to any license, contract, decree or other obligation that would be violated by the assignment set forth in Section 7.1 of this Agreement.

            (w) Vendor knows of no pending or contemplated claim, contemplated contract or other anticipated event that would adversely affect the assignment set forth in Section 7.1.

            (x) All Vendor Software shall be commercially available at the time Vendor or such Subcontractor chooses to utilize such Vendor Software, unless Vendor (on its own behalf or on behalf of a Subcontractor) first obtains Fidelity's express prior written consent thereto and Vendor shall maintain, for the duration of this Agreement, valid licenses for all such Vendor Software.

            (y) All reports and tax returns (including employment and withholding taxes) of Vendor and each Subcontractor required, as a result of this Agreement, to be filed under Applicable Laws, shall be filed on a timely basis, and Vendor and each Subcontractor, unless contesting such in good faith, shall promptly pay all governmental taxes, assessments, fees and other charges lawfully levied upon or assessed against it.

            (z) Vendor has not violated any Applicable Law regarding the offering of unlawful inducements in connection with this Agreement, or Fidelity policy to avoid even the appearance of impropriety. If at any time during the Agreement Term Fidelity determines that the foregoing warranty has been violated, then, in addition to any other rights at law or in equity that

Fidelity may have under this Agreement, Fidelity shall have the additional right to terminate one (1) or more Work Orders (in whole or in part), without penalty and without affording Vendor an opportunity to cure.

            (aa) Vendor shall take all reasonable precautions necessary to ensure that all Sites shall be safeguarded against "hacker"" attempts.

            (bb) Vendor shall provide such other representations and warranties that are set forth in any Work Order.

            (cc) If set forth on an applicable Work Order, the Services and all Work Product (i) are and shall be capable of supporting the "Euro" as a main or additional currency, including (x) the ability to convert into Euro from other currencies and from other currencies into Euro; (y) the ability where necessary to interface with systems, including systems for making and receiving payments, denominated in Euros; and (z) the ability to deal with additional currencies which as of the Effective Date do not form part of the European Monetary Union (the "EMU"), but which subsequently join the EMU ("Additional EMU Currencies"), thereby necessitating conversion of those Additional EMU Currencies into Euro in accordance with the requirements of relevant European Union or applicable legislation; (ii) are not and shall not be adversely affected or manifest any errors by virtue of any requirement to convert currencies or units of currency as a result of the EMU (including as a result of Additional EMU Currencies joining the EMU) or any other variation in currency, conversion of currency or alteration of pricing structures; and (iii) shall comply with all Applicable Laws, including those in connection with or pertaining to the EMU and the currencies that form part of it, which shall also include legislation relating to Additional EMU Currencies joining the EMU, all without additional expense except as set forth in the Work Order to Fidelity and without causing any disruption to the Services.

            (dd) For any Services provided by Vendor on behalf of Fidelity, a Fidelity Affiliate, and/or a [****] prior to the execution of this Agreement, which may or may not be covered by any other agreement, Vendor hereby (i) agrees that the terms and conditions of this Agreement cover such prior services, and
(ii) represents, warrants and agrees that Vendor has performed or will perform all of its respective obligations and comply with all of its respective covenants required for such services.

            (ee) Vendor represents, warrants and agrees that Vendor shall be bound by all decisions made by any [****] related to performance of an agreement between Fidelity and a [****] relating to the Services or the Vendor Personnel, including, without limitation, increases or decreases in the extent of the agreement between Fidelity and the [****], modifications to the nature or content of the Services, the number or composition of the Vendor Personnel, total or partial suspension or termination of the performance of the agreement between Fidelity and the [****]. In any such event, Fidelity shall promptly inform Vendor thereof. Vendor agrees to amend this Agreement to conform to an agreement between Fidelity and a [****] whenever required, as determined in Fidelity's sole and absolute discretion.

            (ff) During the term of this Agreement and for a period [****] months after its termination or expiration, without Fidelity's prior written consent, Vendor represents, warrants and agrees that Vendor shall not enter into any contract involving the same or substantially similar services or otherwise perform the same or substantially similar services either directly or through any third party for any [****] when Vendor's relationship with the [****] arises as a result of work or other activities performed under the provisions of this Agreement.

      12.2 Scope of Warranties. Warranties specified in a Work Order(s) may augment or add to the warranties set forth in this Section 12.1. However, in no event shall any warranty expressed in a Work Order(s) diminish, limit, or qualify to Fidelity's detriment the warranties set forth in this Section 12.1. Each covenant set forth in this Section 12.1 will be deemed to be a separate representation and warranty.

      12.3. Disclaimer. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER FIDELITY NOR VENDOR MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE SERVICES OR THE WORK PRODUCT AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

13.   Remedies.

      13.1 Remedies for Vendor's Noncompliance. Vendor acknowledges, agrees and covenants that in the event the Services are not rendered or performed by Vendor in compliance with the warranties or agreements set forth in this Agreement, Vendor, in the order established by and at the sole and reasonable discretion of Fidelity, shall perform one or more of the following:

      (a) during the warranty period as set forth in the Work Order, or if no warranty period is defined in the Work Order (i) for fixed price Work Orders to develop Work Product for a period of [****] after Fidelity accepts the Work Product and/or Services under the Acceptance Criteria of Section 7.1(g) hereof as modified, if at all, in any Work Order, and (ii) for time and materials Work Orders for a period of [****] ("Warranty Period"), at no cost to Fidelity or a [****], Vendor shall re-perform any work or re-render any Services not in compliance, until Fidelity is reasonably satisfied; however, if Vendor determines the error was not caused by Vendor, Fidelity shall reimburse Vendor for the hours spent to assess whether the alleged error is Vendor's obligation and to correct any such error;

      (b) if in Fidelity's sole and reasonable determination the work cannot be appropriately re-performed or the Services re-rendered by Vendor within a commercially-reasonable time, Vendor shall contract or subcontract, at no cost to Fidelity, with such entity or entities that can perform such work or render such Services within such commercially-reasonable time;

      (c) if upon Vendor's prior written notice or in Fidelity's sole discretion the work cannot be re-performed or the Services re-rendered within a commercially-reasonable time by Vendor or any third party employable by Vendor, Vendor shall at Fidelity's sole option and at no additional cost to Fidelity or a [****], either (a) submit or deliver all work completed in conformance with this Agreement, in consideration of payment for the work completed or Services rendered, or (b) withdraw or retain such deliverables, whether totally or partially completed, at Fidelity's election, and refund to Fidelity all monies paid for such deliverables not accepted by Fidelity or Services not rendered to Fidelity in conformance with this Agreement and/or Work Orders.

For the avoidance of doubt, Vendor has no obligation to perform any of the activities defined in this Section 13.1 for Services performed in a staff augmentation role, where the resource(s) are working under the direct supervision of Fidelity or a [****] or any entity designated by Fidelity, but Vendor acknowledges that the other terms and conditions of this Agreement, including, without limitation, Section 12.1(n) hereof, shall apply to such activities where the resource(s) are working under the direct supervision of Fidelity or a [****] or any entity designated by Fidelity.

For the avoidance of doubt, Vendor's obligations to perform any of the above activities at no cost shall only apply if the non-compliance with the applicable warranties or agreements set forth in this Agreement was based on Vendor's or Vendor's agents acts or omissions, and not an intervening event by Fidelity or Fidelity agents.

      13.2 Inadequacy of Remedies for Noncompliance. In the event Fidelity selects one or more of the remedies in Subsection 13.1 hereinabove, and such remedies do not resolve the noncompliance of the work, deliverables, or Services, for whatever reason including the application of the limitation of liability provisions set forth in Section 15.2 of this Agreement, or Fidelity determines in its sole and reasonable discretion that none of these remedies shall be adequate, in addition to its other rights and remedies hereunder, Fidelity may withhold payment for the non-compliant work, deliverables or Services until performed to satisfaction of the written specifications set forth in the applicable Work Order, and, in addition, Fidelity shall retain the right to exercise its ability to terminate this Agreement in accordance with Section
17.3 of this Agreement.

      13.3 Remedies Cumulative. Notwithstanding Subsections 13.1 and 13.2, any other provision of this Agreement specifying Fidelity's remedy or remedies, or anything to the contrary herein, nothing in this Agreement shall prevent Fidelity from pursuing any and all rights available to Fidelity at law or in equity.

      14.   Indemnities.

      14.1. Indemnity by Fidelity. Subject to the limitations contained in
Section 15.2 (Limitations on Liability), Fidelity agrees to indemnify and hold harmless Vendor, and its directors, officers, employees, agents and assigns, as applicable, in accordance with the procedures described in Section 14.3 (Indemnification Procedures) hereof against any and all Loss arising out of or relating to any Claim resulting directly and proximately from or in connection with:

            (a) The death or bodily injury of any agent, employee, customer, contractor, business invitee or business visitor of Vendor to the extent caused or contributed to by Fidelity's gross negligence or willful misconduct as adjudicated by a competent court of law.

            (b) The damage, loss or destruction of any real or personal property owned or leased by Vendor to the extent caused or contributed to by Fidelity's gross negligence or willful misconduct as adjudicated by a competent court of law.

      14.2. Indemnity by Vendor. Vendor shall defend (with counsel satisfactory to Fidelity) indemnify, and hold harmless Fidelity, Fidelity Customers and their Affiliates, and their respective directors, officers, employees, retirees, agents, and assigns, as applicable, from any and all Loss, whether groundless or otherwise, arising out of, connected with or resulting from, any Claim relating to:

            (a) Any duties or obligations of Vendor, its Affiliates or any Subcontractor, or any Vendor Personnel in respect of a third party or any Subcontractor of any tier (i.e., direct Subcontractors, their subcontractors, and so on), including Claims based on employer status or on Vendor's payment obligations to the Subcontractors.

            (b) Inadequacies in the facilities and the physical and data security controls at Vendor Service Locations.

            (c) Death or personal injury of any agent, employee, customer, contractor, business invitee or business visitor of Fidelity and/or a Fidelity Customer, or any property damage to any real or personal property owned or leased by Fidelity, to the extent caused or contributed to by Vendor, its Affiliates, any Vendor Personnel or any Subcontractor.

            (d) Damage, loss or destruction of any real or personal property owned or leased by Fidelity to the extent caused or contributed to by Vendor, its Affiliates, any Vendor Personnel or any Subcontractor.

            (e) A breach, or alleged breach, of Vendor's or the Subcontractors' obligations set forth in this Agreement, including Article 11 (Confidentiality; Compliance with Privacy Policies) and Section 12.1 (Representations and Warranties) hereof.

            (f) (i) Any acts or damage caused by any Subcontractor retained by Vendor to provide the Services, and (ii) any acts or damage caused by any other third party service provider retained by Vendor to provide the Services, regardless of whether Fidelity, a Fidelity Customer, or their Affiliates have authorized the use of such third party service provider by Vendor.

            (g) Vendor's failure to pay any Subcontractors for the services provided in connection with the Services.

            (h) Any taxes or other similar charges, including interest and penalties, assessed against Fidelity, which are obligations of Vendor hereunder.

            (i) Vendor's negligent acts, errors or omissions with respect to the Services or otherwise under this Agreement.

            (j) All or any part of the Work Product, the Vendor Software, the Vendor Tools, or the Documentation infringe on, violate or misappropriate any copyright, patent, trademark, trade secret or other proprietary right of any entity or person.

            (k) The finding that Vendor's employees or other persons performing Services on behalf of Vendor or its Subcontractor's employees, or other persons performing Services on behalf of its Subcontractor, are employees of Fidelity, a Fidelity Customer or their Affiliates for any purpose, including federal tax purposes, unless the claim results from Fidelity's actual hiring of such Vendor's employees.

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

            (l) The failure of Vendor or any Subcontractor to compensate its employees, or other person performing Services on their behalf, including the payment of prevailing wages, in accordance with applicable law.

            (m) The failure of Vendor or any Subcontractor to comply with the immigration laws of the United States, including the Immigration & Nationality Act, as amended, or of other countries.

            (n) The failure of Vendor or any Subcontractor to comply with any wage and hour or employment laws, rules, regulations or common law.

            (o) Any assertion by a third party arising in connection with Vendor's or any Subcontractor's performance or nonperformance of its obligations under this Section 14.

            (p) The performance or nonperformance of any of Vendor's obligations that are (i) the result of dishonesty or criminal acts or (ii) outside the scope of an individual's employment or agency.

            (q) The circumstances where any employee of Vendor or its Subcontractors is working at a Fidelity or Fidelity Customer location and has a disability as defined in the Americans with Disabilities Act, or any similar statute, and Vendor fails, at Vendor's sole cost and expense, to provide such individual with any "reasonable accommodations" to which the individual is entitled under the Americans with Disabilities Act or such similar statute, including all costs incurred as a result of Vendor's failure or refusal to provide such "reasonable accommodations" as may be required and Fidelity and/or a Fidelity Customer elects to do so on Vendor's behalf.

Vendor shall indemnify Fidelity from any costs and expenses incurred in connection with the enforcement of this Section 14.2 (Indemnity by Vendor).

      14.3. Indemnification Procedures.

            (a) If any Claim is commenced against any Party entitled to indemnification under this Section 14 written notice thereof shall be given to the Party that is obligated to provide indemnification within thirty (30) business days of receipt of the Claim by the Indemnified Party. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party has actually been materially prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give notice if such Indemnified Party failed to give notice within the allotted thirty (30) business days). To the extent received, the Indemnified Party shall deliver copies of all notices and documents related to the Claim, including court papers, to the Indemnifying Party within five (5) business days of the Indemnified Party's receipt thereof.

            (b) After such notice, if the Indemnifying Party shall acknowledge in writing to such Indemnified Party that this Agreement applies with respect to such Claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice delivered to the Indemnified Party not less than fifteen (15) days prior to the date on which a response to such Claim is due, to immediately take control of the defense and investigation of such Claim and to select and engage attorneys reasonably satisfactory to the Indemnified Party to handle and defend the same, at the Indemnifying Party's sole cost and expense.

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

            (c) The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom; provided that the Indemnified Party may, at its own cost and expense, participate, through the Indemnified Party's own attorneys or otherwise, in such investigation, trial and defense of such Claim; and any appeal arising therefrom. The Indemnifying Party will bear the costs of counsel engaged by the Indemnified Party by reimbursing the Indemnified Party, as such costs are incurred and upon request therefor, if
(i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest that would preclude such counsel from representing the Indemnified Party; (ii) the Indemnifying Party has failed to engage counsel reasonably satisfactory to the Indemnified Party within thirty (30) days after the Indemnifying Party has received notice of a Claim; or (iii) if Fidelity and Vendor are parties to an action, proceeding or investigation and the Indemnified Party wishes to pursue additional or different claims and/or defenses unavailable to, or not pursued by, the Indemnifying Party.

            (d) If the Indemnifying Party does not assume full control over the defense of a Claim subject to such defense as provided in this Section 14.3 (Indemnification Procedures), the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party, and the Indemnifying Party will bear the costs incurred by the Indemnified Party in connection therewith by reimbursing the Indemnified Party, as such costs are incurred and upon request therefor.

            (e) Notwithstanding anything to the contrary contained herein, Vendor shall not settle any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not Fidelity is an actual or potential party to such claim, action or proceeding without Fidelity's written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Fidelity may withhold, delay and/or condition its consent to any settlement of a Claim, in Fidelity's sole and absolute discretion, if:

                  (i) such settlement may (A) involve a remedy other than the payment of money by the Indemnifying Party, (B) affect any rights of Fidelity, including any rights with respect to the Work Product, (C) impose any actual or potential liability upon Fidelity or (D) contain or imply (1) a factual admission by or with respect to Fidelity, (2) any adverse statement or implication with respect to the character, professionalism, due care, loyalty, expertise, or reputation of Fidelity or (3) any wrongful action or inaction by Fidelity; or

                  (ii) Vendor and all plaintiffs or claimants do not affirmatively and unconditionally absolve and release Fidelity from any responsibility or liability with respect thereto and the subject matter thereof and any responsibility or liability with respect to the same, similar or related facts or circumstances.

            (f) In the event that Fidelity is enjoined, or is otherwise prohibited, from using any Work Product, Vendor Tools or Documentation (or any part thereof) as a result of or in connection with any Claim under Section 14.2(k), Vendor promptly shall, at its sole expense and in the following order of precedence: (i) procure for Fidelity the right to continue to use the Work Product, Vendor Tools or Documentation; (ii) modify the Work Product, Vendor Tools or Documentation so that it

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

becomes noninfringing and nonviolative, without diminishing the functionality or performance of the Work Product, Vendor Tools or Application or (iii) replace the Work Product, Vendor Tools or Documentation with software and documentation that are noninfringing and nonviolative with equivalent functionality and performance. In the event that the Vendor cannot, after using its best efforts to do so within a reasonable period of time, so procure, modify or replace the Work Product or Vendor Tools, the Vendor shall terminate the applicable Work Order with respect to the Services and Work Product involved and promptly refund to Fidelity the Fee for the Services and Work Product involved.

15.   Damages.

      15.1. Direct Damages. Vendor shall reimburse Fidelity for any direct damages arising out of or relating to Vendor's performance under this Agreement. Without limitation, the following shall be considered direct damages of Fidelity and Vendor shall not assert that they are indirect, incidental, special or consequential damages or lost profits to the extent they result from Vendor's failure to provide all or any part of the Services in accordance with this
Agreement:

            (a)      [****];

            (b)      [****];

            (c)      [****];

            (d)      [****];

            (e)      [****];

            (f)      [****]; and

            (g)      [****].

      15.2. Limitations on Liability.

            (a) EXCEPT AS PROVIDED IN SECTION 15.2(d) (EXCLUSIONS) HEREOF, VENDOR'S AGGREGATE LIABILITY TO FIDELITY FOR ALL CAUSES OF ACTION OR CLAIMS, INCLUDING BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE (INCLUDING NEGLIGENT MISREPRESENTATION), AND OTHER TORTS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED AN AMOUNT EQUAL TO THE TOTAL OF ALL CHARGES (EXCLUDING PASS-THROUGH EXPENSES) PAID BY FIDELITY HEREUNDER FOR THE [****] MONTH PERIOD PRECEDING THE FIRST EVENT GIVING RISE TO SUCH LIABILITY OR, IF LESS THAN [****] MONTHS HAVE ELAPSED SINCE THE EFFECTIVE DATE, THE PRODUCT OF (I) THE MONTHLY AVERAGE OF ALL CHARGES (EXCLUDING PASS-THROUGH EXPENSES) PAID BY FIDELITY HEREUNDER FOR EACH MONTH ELAPSED SINCE THE EFFECTIVE DATE, MULTIPLIED BY (II) [****].

            (b) EXCEPT AS PROVIDED IN SECTION 15.2(d) (EXCLUSIONS) HEREOF, FIDELITY'S AGGREGATE LIABILITY TO VENDOR FOR ALL CAUSES OF ACTION OR

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

CLAIMS, INCLUDING BREACH OF WARRANTY, BREACH OF CONTRACT, GROSS NEGLIGENCE, AND OTHER TORTS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL NOT EXCEED THE AMOUNT OWED TO VENDOR UNDER THE PARTICULAR WORK ORDER FROM WHICH SUCH CLAIMS AROSE.

            (c) NEITHER PARTY SHALL HAVE ANY LIABILITY, WHETHER BASED ON CONTRACT OR TORT (INCLUDING NEGLIGENCE) FOR ANY PUNITIVE, EXEMPLARY, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL LOSS OR DAMAGE SUFFERED BY THE OTHER PARTY, INCLUDING LOSS OF DATA, PROFITS, INTEREST OR REVENUE, OR USE OR INTERRUPTION OF BUSINESS, ARISING FROM OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES.

            (d) Exclusions. The limitations or exculpations of liability set forth in Section 15.2(a), (b) and (c) (Limitations on Liability) hereof are not applicable to (i) the failure of Fidelity to make undisputed payments due under this Agreement, (ii) indemnification claims set forth in Sections 14.1(a) and
(b), and 14.2(a), (b), (c), (d), (f)(i), (g), (h), (j), (k), (l), (m), (n), (p),
and (q), (iii) each Party's breaches of Article 11 (Confidentiality; Compliance with Privacy Policies) hereof, and (iv) any costs associated with Vendor implementing remedies pursuant to Section 15.1 (a) - (c) and (g) (Direct Damages) hereof.

16.   Insurance and Risk of Loss.

      16.1. Insurance. Throughout the Agreement Term, Vendor shall maintain at its own expense, and require its Subcontractors to maintain at their own expense or Vendor's expense, insurance of the type and in the amounts set forth below in a policy or policies of insurance, primary and excess, including, where appropriate, umbrella or catastrophic form:

            (a) Disability and Workers Compensation Insurance with coverage applicable in all states in which Services are to be performed under any Work Order, with Workers' Compensation limits in accordance with the statutory requirements of each such state, and Coverage B - Employer's Liability Coverage, including occupational disease, with a limit of not less than [****] per occurrence, including coverage for bodily injury by accident or disease, including death.

            (b) Commercial General Liability Insurance covering Vendor's operations, with limits acceptable to Fidelity, with combined single limits for bodily injury, personal injury, and property damage of not less than [****], including coverage as follows:

                  (i)   Comprehensive Form;

                  (ii)  Broad Form Contractual Liability;

                  (iii) Independent Vendors Liability;

                  (iv)  Broad Form Property Damage; and

                  (v)   Personal Injury and Advertising Liability.

            (c) Commercial Crime Insurance in the amount of [****], including coverage for (i) theft or loss of Fidelity property and Fidelity customer and employee property and (ii) electronic and computer crime or unauthorized computer access coverage.

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

            (d) Errors and Omissions or similar Professional Liability Insurance in the amount of [****], covering losses arising from (i) errors and omissions caused by Vendor's negligence in the performance of its duties under this Agreement, (ii) the negligent performance of any software provided or developed by Vendor and (iii) the negligent design, development, maintenance, operation, and anything incidental thereto, of an Internet web site.

            (e) Building and/or Personal Property Insurance including coverage for the cost to research, replace, or restore lost information including those that exist on electronic or magnetic media, against all risks of physical loss or damage including theft, on a replacement cost basis.

            (f) Business Interruption and Extra Expense Insurance against all risks of physical loss or damage, including off-premises power failure and consequential losses resulting from the disruption of a supplier or subcontractors operations.

      16.2. Certificates. A certificate of insurance, or a broker's representation letter, corresponding to each such policy shall be delivered by Vendor to Fidelity on or before the date upon which Vendor first commences providing any Services under this Agreement. Each such certificate of insurance will contain an agreement by the issuing insurance company that such insurance shall not be canceled or terminated without thirty (30) days prior written notice to the insured.

      16.3. Policies. Insurance provided under this Agreement must be placed with carriers with A.M. Best's rating of A - VIII or superior. All policies shall be endorsed to show that they are primary to any policy maintained by Fidelity.

            (a) Vendor shall add Fidelity Information Services, Inc. and any and all Fidelity Affiliates as their interests may appear as additional insureds to the policy required under Section 16.1(b) (Insurance), but only in respect to the work being performed pursuant to this Agreement, which shall expressly include all Work Orders. All such policies also shall be endorsed with the provisions that the coverage afforded for Fidelity shall be primary and shall not require contribution by any other similar insurance available to Fidelity.

            (b) Should Vendor fail to provide continuous insurance coverage as set forth herein, Fidelity may charge back against Vendor invoices for the cost of obtaining similar protection as well as any claim that would have been paid had the above-described insurance coverage been obtained.

            (c) The insurance required in this Article 16 (Insurance and Risk of Loss), and approval of Vendor's insurance by Fidelity, shall not affect Vendor's obligations, or Fidelity's rights and remedies under this Agreement, at law or in equity.

      16.4. Risk of Loss. Each Party shall be responsible for risk of loss of, and damage to, any equipment, software or other materials in its possession or under its control.



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17.   Term; Termination.

      17.1. Term. The term of this Agreement (the "Initial Agreement Term") shall commence on the Agreement Effective Date and expire on June 30, 2009, unless terminated earlier in accordance with the terms hereof. Upon expiration of the Initial Agreement Term, the Parties may mutually determine to renew this agreement for an additional period to be mutually determined (the "Renewal Agreement Term", together with the "Initial Agreement Term", the "Agreement Term"). Upon expiration or termination of the Agreement Term, the Parties shall not execute any new Work Order; provided that this Agreement shall remain in full force and effect for each then outstanding Work Order to the extent its Work Order Term extends beyond the Agreement Term until the expiration of such Work Order Term, including all extensions and renewals thereof, and any End of Term Assistance Periods.

      17.2. Termination for Convenience. Fidelity may terminate this Master Agreement together with the Agreement Collateral Documents, or one or more Work Orders (in either case, in whole or in part), at any time after [****] by giving Vendor notice of the termination at least [****] days prior to the termination date specified in the notice, [****] and Fidelity hereby acknowledges that any such amount will be a reasonable estimate of the total damage that Vendor will suffer due to Fidelity's early termination. In addition, the terms set forth in Exhibit L shall apply to Section 17.2.

      17.3. Termination for Cause. Except as otherwise provided in Section 17.6 (Other Terminations) hereof, subject to the Dispute Resolution Process, if either Party fails to perform any of its material obligations under this Agreement or a Work Order and does not cure such failure within thirty (30) days after being given notice specifying the nature of the failure, then the non-defaulting Party may, by giving notice to the defaulting Party, terminate the Agreement in the case of an uncured breach of the Agreement or the Work Order(s) in the case of an uncured breach of the Work Order (in whole or in part), as of the date specified in such notice of termination. Without limiting any provision of this Section 17.3 (Termination for Cause), if Vendor fails to achieve the same [****] under a particular Work Order for [****], such [****] failure shall be deemed a material breach of the Work Order entitling Fidelity to immediately terminate the Work Order. If a single Work Order breach, including depending on the facts and circumstances for multiple Work Order breaches based on missed Service Levels is material to performance of the Agreement as a whole, or if multiple Work Order breaches, including depending on the facts and circumstances for multiple Work Order breaches based on missed Service Levels, are material to performance of the Agreement as a whole, and Vendor does not cure such breach within [****] days after being given notice, Fidelity shall be entitled to terminate the Agreement. In the event that Fidelity is the non-defaulting party, it shall be entitled to all remedies available at law and in equity, subject to the other terms and conditions of this Agreement. In the event that Vendor is the non-defaulting party, it shall be entitled to all remedies available at law and in equity, subject to the other terms and conditions of this Agreement. Notwithstanding anything herein to the contrary, under no circumstances shall any failure by Fidelity or any of its Affiliates to make any payment or payments to Vendor or any of its Affiliates as required hereunder or by any Work Order give rise to any right of Vendor or any of its Affiliates to terminate this Agreement or any other Work Order, as the case may be.

      17.4. Termination for Insolvency; Change of Control. If either Party (a) files for bankruptcy; (b) becomes or is declared insolvent, or is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it; (c) makes an assignment for the benefit of all or substantially all of its creditors; or (d) enters into an agreement

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

for the composition, extension, or readjustment of substantially all of its obligations, then the other Party may, by giving written notice of termination to such Party, terminate this Agreement as of the date specified in such notice of termination. In addition, Fidelity may, by giving written notice of termination to Vendor, terminate this Agreement as of the date specified in such notice of termination in the event of a Change in Control.

      17.5. Discontinuance of Services. Upon receipt of any termination notice, Vendor shall discontinue the Services on the date and to the extent specified in the notice. Vendor shall be paid for all Fees due for the Services performed.

      17.6. Other Terminations. In addition to the termination rights contained in this Article 17 (Termination), there are additional termination rights provided in Section 7.1 (Work Product), Section 11.4 (Customer Information),
Section 12.1 (Representations and Warranties), Section 19.3 (Compliance with Fidelity Information/Technology Control Policies), Section 19.8 (Business Continuity and Contingency Plan) and Section 21.13 (Force Majeure) of this Master Agreement, and any Work Order may be terminated as provided in such Work Order. The notice period required for such termination, if any, shall be as specified in the applicable section, if any.

      17.7. Post-Agreement Services. In the event of any termination or expiration of this Master Agreement, Fidelity shall be permitted to enter into an agreement with any other vendor for the provision of such services and any similar services.

18.   End of Term Assistance.

      18.1. End of Term Assistance Services. As a part of the Services, and at Fidelity's written request, Vendor will provide Fidelity with End of Term Assistance Services during the End of Term Assistance Period. The quality and level of the Services shall not be degraded during the End of Term Assistance Period, except to the extent Services are reduced through Change Orders. After the expiration of the End of Term Assistance Period, Vendor shall deliver to Fidelity, as applicable, any remaining Fidelity Confidential Information still in Vendor's possession in connection with the applicable Work Order. Vendor should confirm its willingness to provide Fidelity with information related to the Services and Work Product that Fidelity reasonably requests during the Term to enable Fidelity to draft a request for proposal(s), and to provide due diligence information for recipients of such RFP, relating to a portion or all the Services. Vendor may or may not be a recipient of such RFP. Vendor should identify in detail any type of information that it would be unwilling to provide to Fidelity under such circumstances.

      18.2. Fidelity's Third Party Designees. If and to the extent that any third parties are designated by Fidelity to assume responsibility for the Services, or any part of the Services, Vendor shall provide (or cause the Subcontractor(s) to provide) End of Term Assistance Services to Fidelity's designees. Vendor shall provide such designees with such information regarding the Services as is reasonably prudent or necessary in order for Fidelity's designees to assume responsibility for, and continue the performance of, the Services in an orderly manner and at no additional cost to Fidelity.

      18.3. End of Term Assistance Services Fees. Fidelity shall pay to Vendor, Fees for End of Term Assistance Services pursuant to the applicable Work Order, or if none is listed in an applicable Work Order, then at Vendor's then current standard time and materials fees for such

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

services. To the extent possible, Vendor shall minimize any Fees for End of Term Assistance Services by utilizing resources included in the Fees already paid by Fidelity to Vendor, or being paid by Fidelity to Vendor after such expiration or termination, to provide the End of Term Assistance Services.

19.   Security; Information Technology Control Policies.

      19.1. Safety and Security Procedures. Vendor shall comply with all safety and security procedures of Fidelity. As part of the Services, Vendor shall maintain and enforce safety and security procedures at Vendor Service Locations with regard to the Services that are at least as rigorous as those procedures maintained by Fidelity as of the Effective Date, including the following:

            (a) Vendor shall maintain and enforce safety and security procedures for Vendor Service Locations, including where any Application maintenance or development occurs and/or communication lines to and/or from Fidelity, Fidelity operating system environments and telecommunications infrastructures are located, which procedures shall be (i) in compliance with all criteria established by Fidelity for remote access to Fidelity and/or the Fidelity operating system environments, (ii) designed to protect the Fidelity Confidential Information from unauthorized access, including taking reasonable steps to avoid the corruption, loss or mis-transmission of data and to ensure the security of data during transmission and storage, including the use of data encryption techniques in accordance with the highest industry standards, (iii) at least as stringent as the most rigorous standard for any Vendor facility used to provide any similar services and (iv) in compliance with all Applicable Laws. Vendor shall provide documentation of Vendor's and the Subcontractors' security policies and practices and shall detail such policies and practices for the Services, as may be required, on each Work Order. In the event of any failure or potential of any such safety and/or security procedures, Fidelity may contact Vendor's safety and security contact person (the "Security Manager") listed on the applicable Work Order.

            (b) Vendor shall inform Fidelity of any breaches in security, or potential breaches in security, which affect performance of the Services hereunder of which Vendor becomes aware, including any corruption, loss or mis-transmission of data, or any breach of data security during transmission and storage. Vendor shall take reasonable steps to remedy any such breach, or potential breach, including Vendor cooperating fully, and causing the Subcontractors to cooperate fully, with Fidelity and their respective designees and with any civil or criminal authority in any investigation or action relating to such breach, or potential breach.

            (c) Vendor shall comply with security regulations, policies, standards, guidelines and procedures of Fidelity and Fidelity Customer(s) made known or known to Vendor in writing, applicable to each Fidelity and/or Fidelity Customer location to which Vendor has access pursuant to any Work Order. When deemed appropriate by Fidelity or a Fidelity Customer, Vendor may be issued an identification card, key or other security device. All of such cards, keys and other devices shall be surrendered by Vendor upon demand by Fidelity or the Fidelity Customer, as applicable, or upon the earlier termination or expiration of the relevant Work Order or this Agreement. Vendor shall cooperate with Fidelity and/or Fidelity Customer security personnel as directed.

            (d) Neither Vendor nor its employees shall have physical or logical access to, or attempt to gain physical or logical access to, any Fidelity or Fidelity Customer location outside of the normal working hours for that building location or on a day that is a scheduled holiday for that

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location, except as approved in writing in advance by Fidelity or a Fidelity
Customer, as appropriate.

      19.2. Compliance with Security Regulations. All Vendor Personnel will comply with all reasonable security regulations particular to any Fidelity building location to which Vendor Personnel require physical access pursuant to their performance under this Agreement. Vendor Personnel shall observe the working hours, working rules and holiday schedules of Fidelity while working on Fidelity premises.

      19.3. Compliance with Fidelity Information/Technology Control Policies. Throughout the Agreement Term, Vendor and its Subcontractors shall (a) comply with ISO/IEC 17799 (Information Technology - Code of Practice for Information Security Management) with regard to Services performed under each Work Order, and (b) comply within six (6) months for Vendor Service Locations where Services are performed, and all other standard policies and procedures of Fidelity then in effect that are applicable to Vendor's obligations under this Agreement and of which Vendor is informed. A description of how Vendor and its Subcontractors shall comply with such policies is attached hereto as Master Agreement Exhibit I (Vendor's Statement of Compliance with Fidelity's Information/Technology Control Policies), as such Master Agreement Exhibit I may be amended from time to time with Fidelity's prior written consent, the granting of which shall be in Fidelity's sole and absolute discretion. If, as a result of an on-site review or audit performed in accordance with Section 19.6 (Reports & On-Site Review) hereof or otherwise, Fidelity determines that Vendor or its Subcontractor is not complying with all Fidelity Information/Technology Control Policies as required by this Section 19.3 (Compliance with Fidelity Information/Technology Control Policies), then Vendor shall, or shall cause its Subcontractor to, at Vendor's expense, take steps specified by Fidelity to correct such non-compliance within a time period to be determined by Fidelity. Notwithstanding any contrary provision contained herein, and without limiting Fidelity's rights and remedies hereunder at law and in equity, if Vendor or its Subcontractor fails to take such steps in a timely manner, then Fidelity shall be permitted to (a) terminate one or more Work Orders (in whole or in part), on ten (10) days notice to Vendor and (b) charge Vendor for Fidelity's reasonable expenses incurred in establishing an alternative arrangement for the performance of Vendor's obligations hereunder. Fidelity has delivered to Vendor, and Vendor hereby acknowledges receipt of, Fidelity's Information Technology Control Policies.

      19.4. Access by Regulatory Authorities. Vendor agrees that any regulatory agency with supervisory responsibility for Fidelity, shall have the right to examine all records and materials related to the Services performed under this Agreement, use the equipment (including all Vendor Software and Vendor Machines) which are used in the performance of the Services, and interview those members of Vendor Personnel to the extent that such officials deem necessary to protect the interest of depositors, creditors or stockholders of Fidelity or as otherwise permitted under any Applicable Law.

      19.5. Reports & On-Site Review.

            (a) Within six (6) months of the Work Order Effective Date of the first Work Order for Services to be performed from a Vendor Service Location in India and annually within one month of each anniversary of such date occurring thereafter during the Agreement Term, Vendor shall deliver to Fidelity a current report by an independent third party audit firm (to be prepared in English and at Vendor's expense) that describes Vendor control policies and procedures

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that have been initiated and are then functioning at all Vendor Service
Locations. These reports must contain statements on the operating effectiveness of those policies and procedures for Fidelity transactions. The requirements of this Section 19.5 (Reports & On-Site Review) may be satisfied by a Type II SAS 70 Report, as described in the then current Statement of Auditing Standard 70 of the American Institute of Certified Public Accountants, unless otherwise specified by Fidelity within sixty (60) days after receiving such a report.

            (b) On or before the Agreement Effective Date and annually within one month of each anniversary of the Agreement Effective Date occurring thereafter during the Agreement Term, Vendor shall deliver to Fidelity a certificate of Vendor's current compliance with SEI CMM Level 5. Within three
(3) years of the Agreement Effective Date and thereafter at least once every three (3) years during the Agreement Term, Vendor shall conduct an external assessment of such compliance and provide evidence thereof to Fidelity.

            (c) During the Agreement Term, Vendor shall also allow Fidelity, or external auditors on Fidelity's behalf, to:

                  (i) perform such periodic on-site reviews of Vendor Service Locations used in the performance of the Services, including any and all Subcontractors and Internet service providers as Fidelity deems appropriate. At Fidelity's option, Vendor may submit evidence of a third party review, completed within the then most recent twelve (12) month period, that addresses the scope and control objectives related to transactions processed and/or Services rendered for Fidelity; and

                  (ii) access independent third party non-financial reports to the extent such reports relate to Fidelity and subject to any confidentiality restrictions and, if available, internal audit reports of Vendor.

      19.6. Changes that May Affect Services. Vendor shall notify Fidelity immediately of any organization, security-related or other changes that affect the ability of Vendor to perform its obligation under this Agreement, including Vendor's ability to comply with all Fidelity Information/Technology Control Policies.

      19.7. Backup Disks. As a part of the Services with respect to each Work Order, at Fidelity's expense, Vendor shall provide off-site storage at the specified Vendor Service Location, on a weekly basis, of all backup disks, data or materials of any type whatsoever produced, in whole or in part, in connection with, or related to, the performance by Vendor of its obligations under such Work Order, including discs, tapes, other storage media, work papers, documentation code and partial drafts of documentation code ("Backed-Up Materials"). Vendor shall not co-mingle Backed-Up Materials from different Work Orders or with the materials of other customers of Vendor without Fidelity's express prior written consent. Back-up storage facilities shall be held to the same security standards and other requirements established for on-site storage facilities set forth in this Agreement.

      19.8. Business Continuity and Contingency Plan.

            (a) As part of the Services with respect to each Work Order, Vendor shall (a) develop and implement a disaster recovery plan, and obtain Fidelity's written approval thereto,

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within ninety (90) days after such Work Order Effective Date, which plan shall be attached to the applicable Work Order, (b) update and test the operability of such plan once during every Work Order Year that the plan is fully operational,
(c) certify to Fidelity at least once during every Work Order Year that the plan is fully operational and (d) implement the plan upon the occurrence of a disaster. Upon the occurrence of a disaster as defined in the plan, Vendor shall use commercially reasonable efforts to re-institute the critical Services as defined in the Work Order or if none, then as mutually agreed by the Parties within eight (8) hours of the occurrence of a disaster but, in any event, shall re-institute the critical Services defined in the Work Order or if none, then as mutually agreed by the Parties, within twenty-four (24) hours of each occurrence. If the critical Services are not fully re-instituted within twenty-four (24) hours of the occurrence of a disaster, then Fidelity may terminate one or more Work Orders (in whole or in part), without penalty and without regard to Section 17.3 (Termination for Cause) hereof. In the event of a disaster, Vendor shall not increase its charges under this Master Agreement, the Agreement Collateral Documents or any Work Order, or charge Fidelity usage fees in addition to the Fees.

            (b) Vendor further agrees that with respect to each Work Order, Fidelity may during the Work Order Term for any reasonable reason whatsoever, request that Vendor move all or some of the Vendor Personnel listed on such Work Order (Contingency Plan Resources) to a location reasonably selected by Fidelity (the "Contingency Location") including, without limitation, a location within India, a Fidelity Location where Services are provided, such other Fidelity Location reasonably selected by Fidelity, a Vendor Location or third party location reasonably acceptable to Fidelity and reasonably equipped to facilitate performance of the Services. In the event of such a request, Vendor agrees that it shall (a) continue to provide the Services without any disruption, (b) promptly commence arrangements to move such personnel to the Contingency Location and (c) use commercially good faith efforts to have such resources or a significant portion thereof relocated in no more than 96 hours from the time of the request. The Parties acknowledge and agree that the Vendor Personnel may change from time to time upon mutual agreement of the Parties. A current list of the agreed upon Vendor Personnel shall at all times remain with the Fidelity Work Order Manager and the LOB project manager, if any. In the event that any Vendor Personnel are relocated pursuant to the foregoing to a location outside of India, Fidelity shall pay Vendor the then applicable onsite rate for the applicable location.

            (c) Vendor agrees that at all times during the Work Order Term, all Vendor Personnel listed on such Work Order shall (a) be authorized to work in the United States or the appropriate jurisdiction mutually agreed upon in writing by the Parties outside of India (b) maintain valid visas or such other similar work permits as may be required by the relevant jurisdiction to permit such personnel to travel upon notice to such locations. A Force Majeure Event shall only excuse Vendor's obligations to relocate personnel as described herein as set forth in Section 21.13, including that Vendor use reasonable precautions to prevent such events and the Vendor agrees to use commercially good faith efforts to take such reasonable precautions.

20.   Non-Solicitation/Non-Hiring.

      20.1 For purposes of this Section 20, the term "Employee" shall mean an employee of either Vendor or Fidelity with whom the other may come into contact as a result of the relationship created by this Agreement, including, computer programmers, analysts and persons with a technical data processing background.

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      20.2  While this Agreement is in effect, Vendor shall not solicit any
Employee of Fidelity or a Fidelity Customer for employment by Vendor or any other entity. If, while this Agreement is in effect, Vendor hires any Employee of Fidelity or a Fidelity Customer or retains any Employee of Fidelity or a Fidelity Customer (or any former Employee of Fidelity or a Fidelity Customer whose employment at Fidelity or a Fidelity Customer terminated three (3) months or less before Vendor hired or retained such Employee) as an agent or independent contractor, then Vendor promptly shall notify Fidelity thereof and promptly shall remit to Fidelity an amount equal to such Employee's gross annual salary during his or her last year of employment at Fidelity or such Fidelity Customer or, if such Employee had not been employed by Fidelity or a Fidelity Customer for at least one (1) year, an amount equal to the amount that such Employee's gross annual salary would have been if he or she had been employed by Fidelity or such Fidelity Customer for a full year (which shall be determined by multiplying such Employee's last weekly rate of compensation by fifty-two (52)).

      20.3 Fidelity, at any time, may solicit, hire or retain as an agent or contractor, up to [****] of the total Vendor Personnel assigned in the prior [****] months. To the extent Fidelity hires Vendor Personnel, these hired resources shall not be calculated in the turnover calculations with regard to Vendor's employee retention obligations and the number of Key Personnel and Dedicated Personnel with Vendor experience (in accordance with Section 4.1) shall be reduced by the number of Vendor Personnel hired. If Fidelity hires any Employee of Vendor within the [****] after such Employee begins to perform the Services pursuant to the first Work Order to which Vendor assigns such Employee, to work in a department of Fidelity or a Fidelity Customer, then Fidelity shall pay Vendor, as promptly as practicable after Vendor asks Fidelity to do so, an amount equal to [****] of such Employee's then current gross annual salary. Except as set forth above, while this Agreement is in effect and for a period of [****] months following termination of this Agreement, Fidelity and/or Fidelity Affiliate(s), will not, except with Vendor's prior written approval, directly or indirectly, hire or offer employment to any member of the Dedicated Staff who was performing services for Fidelity as of the date of termination of the Agreement.

21.   Miscellaneous Provisions.

      21.1. Survival. In addition to those provisions of this Agreement, which by their express terms survive the expiration or earlier termination of this Agreement, the terms of Section 1 (Definitions and Construction), Section 6.3 (Reports), Section 7 (Intellectual Property), Section 9 (Taxes), Section 10 (Audits), Section 11 (Confidentiality; Compliance with Privacy Policies),
Section 12 (Representations and Warranties), Section 14 (Indemnities), Section 15 (Damages), Section 18 (End of Term Assistance), Section 19.4 (Access by Regulatory Authorities), Section 20 (Non-Solicitation/Non-Hiring) and Section 21 (Miscellaneous) hereof shall survive the expiration or earlier termination of this Agreement.

      21.2 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if (a) delivered personally, (b) five (5) days after mailed postage prepaid by certified mail, return receipt requested, with proper postage prepaid, (c) delivered by facsimile if a confirmation copy is immediately mailed by the sender postage prepaid by certified mail, return receipt requested as provided in (b) above or (d) delivered by recognized courier contracting for same day or next day delivery:



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            To Fidelity:

                     Fidelity Information Services, Inc.
                     601 Riverside Avenue
                     Jacksonville, Florida 32204
                     Attn: President of Enterprise Banking Solutions

            with copies to:

                     Fidelity Information Services, Inc.
                     601 Riverside Avenue
                     Jacksonville, Florida 32204
                     Attn: General Counsel

            To Vendor:

                     Covansys
                     Attn.: Vice President - Contracts
                     Address : 32605 West Twelve Mile Road, Suite 250 Farmington Hills, Michigan 48334
                     Fax: (248) 848-9741

or at such other address as the Parties hereto shall have last designated by notice to the other Party. Any item delivered personally or by recognized courier contracting for same day or next day delivery shall be deemed delivered on the date of delivery. Facsimile deliveries shall be deemed delivered on the date of transmission by the sender provided sender has evidence of successful transmission and receipt. Any item mailed shall be deemed to have been delivered on the date evidenced on the return receipt.

      21.3 Assignment; Binding Effect. Neither this Agreement nor the obligations of either Party may be transferred or assigned by either Party without the prior written consent of the other Party. Notwithstanding the foregoing Fidelity may assign its rights and duties hereunder, in whole or in part at any time and from time to time, without Vendor's prior consent, to any Affiliate or in connection with a merger, reorganization, stock sale or sale of all or substantially all of Fidelity's assets. Any attempt to assign this Agreement other than as set forth above shall be null and void. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.

      21.4 Waiver. A waiver by either of the Parties hereto of any breach by the other Party of any of the terms, provisions or conditions of this Agreement or the acquiescence of either Party hereto in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid, shall not constitute a general waiver of such term, provision or condition of any subsequent act contrary thereto.

      21.5 Entire Agreement; Amendments. Except as expressly provided in this Agreement, this Master Agreement and the Agreement Collateral Documents represent the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter. No amendment

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to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of both Parties.

      21.6 EEOC. Unless exempt, Vendor will comply with U.S. Department of Labor regulations regarding: (a) equal employment opportunity obligations of government contractors and subcontractors, 41 Code of Federal Regulations ("CFR") Section 60.1.4 (a)(1)-(7); (b) employment by government contractors of Vietnam-era and disabled veterans, 41 C.F.R. Section 60-250.4 (a)-(m); (c) employment of the physically handicapped by government contractors and subcontractors, 41 C.F.R. Section 60-741.4 (a)-(f); (d) developing written affirmative action programs, 41 C.F.R. Section 60-2.1, 60-250.5 and 60-741.5;
(e) certifying no segregated facilities, 41 C.F.R. Section 60-1.8(f); (f) filing annual EEO-1 reports, 41 C.F.R. Section 60-1.7; and (g) utilizing minority-owned and female-owned business concerns, 48 C.F.R. Section 52-219.9 and 52-219.12, all of which are incorporated herein by reference.

      21.7 Publicity. Vendor shall not furnish the name, trademark or proprietary indicia of Fidelity National Financial, Inc., Fidelity Information Services, Inc., Fidelity International Resource Management, Inc., Fidelity (or any derivation thereof), Fidelity Customer or any subsidiary or Affiliate thereof as a reference, or utilize the name, trademark or proprietary indicia of Fidelity Information Services, Inc., Fidelity, Fidelity Customer, or any subsidiary or Affiliate thereof, in any advertising, press releases or other Promotional Materials without the prior written consent of Fidelity, the Fidelity Customer, or the subsidiary or Affiliate whose name or mark Vendor desires to furnish or utilize. Fidelity hereby grants permission to Vendor to issue press releases after execution of this Agreement announcing that Fidelity has selected Vendor to perform the Services described herein and subsequently announcing completion of milestones hereunder, subject, in each case, to Fidelity's prior review and approval.

      21.8 Headings. The Section and Subsection headings in this Agreement are inserted solely as a matter of convenience and for reference, and shall not be considered in the construction or interpretation of any provision hereof. Unless the context otherwise specifically requires, all references to Sections of this Agreement shall refer to all Subsections thereof.

      21.9 Severability. If a court of competent jurisdiction hereof declares any provision invalid, such provision shall be ineffective only to the extent of such invalidity, so that the remainder of that provision and all remaining provisions of this Agreement will continue in full force and effect.

      21.10 Nondisclosure of Terms. Each Party agrees for itself, its agents and representatives that the terms of this Agreement are confidential and neither Party shall disclose any of the terms hereof to any third party (except for disclosure reasonably made to legal representatives and accountants) without the prior written consent of the other Party or as may be required by either Party to comply with applicable U.S. laws or regulations.

      21.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

      21.12 Regulatory Matters. Vendor shall notify Fidelity and any Work Order Manager of any material claim or demand which is communicated to Vendor from any Governmental Agency, regarding Vendor's activities (provided such claim or demand is related to this Agreement) or any

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

action pertaining to the foregoing which is commenced against Vendor by any person or Governmental Agency and shall keep Fidelity apprised of the status and/or disposition of all such claims, demands and litigation.

      21.13 Force Majeure. To the extent that either Party's performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed, directly or indirectly, by a Force Majeure Event, and such non-performance could not have been prevented by reasonable precautions, then the non-performing Party shall be excused from any further performance of those obligations. The non-performing Party shall only be excused for so long as such Force Majeure Event continues and such Party continues to use its best efforts (or cause its subcontractor to use best efforts) to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, work around plans or other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other Party by telephone of the occurrence of the Force Majeure Event and describe the Force Majeure Event in reasonable detail (to be confirmed in writing within two days of the inception of such delay). If any Force Majeure Event prevents or restricts Vendor's performance of any of the Services and Vendor does not within three (3) consecutive days recommence provision of those Services, Fidelity may, upon notice to Vendor, terminate this Agreement. The occurrence of a Force Majeure Event does not limit or otherwise affect Vendor's obligation to provide either normal recovery procedures or any other disaster recovery services required pursuant to Fidelity Information/Technology Control Policies or Master Agreement Exhibit D hereto. Whenever a Force Majeure Event causes Vendor to allocate limited resources between or among Vendor's customers, Fidelity shall receive no less than second priority in respect of such allocation. If Vendor is unable to perform, in whole or in part, due to a Force Majeure Event, Fidelity shall use commercially reasonable efforts to assist Vendor to restore Vendor's performance under this Agreement, and in that event all of Fidelity's additional costs and expenses related to Fidelity's efforts shall be reimbursed by Vendor. Notwithstanding the foregoing, Vendor will not be excused from performance under this provision to the extent that compliance with Vendor's plan would reasonably be expected to avoid any such nonperformance. Vendor shall not have the right to any additional payments from Fidelity for any Services during the period when such Services were discontinued or delayed as a result of an Force Majeure Event, other than payments accrued prior to such Event and payments otherwise due for Services actually provided pursuant to the terms herein.

      21.14 Dispute Resolution.

            (a) Work Order Managers. All disputes arising under or relating to this Agreement shall be referred to Vendor Work Order Manager and a representative of Fidelity designated by Fidelity prior to the escalation of such dispute. If the dispute is not resolved within 3 days after such referral, the Parties shall immediately escalate the dispute pursuant to Paragraph (b) below.

            (b) Engagement Managers. Immediately upon receipt of the notice of the dispute, the Engagement Manager and a representative of Fidelity designated by Fidelity shall work to resolve the dispute. If the dispute is not resolved within 5 days after such referral, the Parties shall immediately escalate the dispute to the President of Vendor and a senior executive of Fidelity. If the dispute is not resolved within 3 days after such referral, the Parties shall immediately submit the dispute for negotiation pursuant to Paragraph (c) below.

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            (c)   Negotiation. Immediately upon receipt of the notice of the dispute, the Parties' designated representatives shall meet (including by teleconference) for the purpose of resolving the dispute by negotiation in good faith. Upon the conclusion of the negotiation, the Parties' designated representatives will produce a joint written recommendation, including actions to be taken with respect to any issues not agreed upon or remaining unresolved. The Parties agree to be bound by any such joint written recommendation.

            (d) Continuity of Services. Vendor acknowledges that the performance of its obligations pursuant to this Agreement is critical to the business and operations of Fidelity. Accordingly, in the event of a dispute between Fidelity and Vendor, Vendor shall continue to perform its obligations under this Agreement in good faith during the resolution of such dispute unless and until this Agreement is terminated in accordance with the provisions hereof.

            (e) Right to Terminate and/or Litigate. Notwithstanding anything to the contrary in this Section, this Section shall not be construed to prevent either Party from (i) terminating this Agreement pursuant to Section 17 of this Agreement provided disputes have first been presented through the Dispute Resolution process described in Section 21.14 (a) and (b) up to the completion of the meeting between the President of Vendor and a senior officer of Fidelity; or (ii) instituting litigation to (A) avoid, based on a well-founded belief, the expiration of any limitations period applicable to a particular claim, (B) preserve a superior position with respect to creditors, (C) seek a temporary restraining order or other immediate injunctive relief or (D) if the Party who wishes to institute the litigation has in good faith attempted the negotiation described in Paragraph (b) above and objectively believes in good faith that it has and will continue to fail to resolve the Parties dispute or disputes.

            (f)   Steering Committee. Fidelity and Vendor will each appoint two
(2) high-level employees to a Steering Committee that will monitor the performance of the Services. Without limiting either Party's rights or obligations under this Agreement, the Steering Committee shall monitor Vendor's performance hereunder, and shall promptly report, but in no event later than thirty (30) days from the time the Steering Committee has knowledge, to the Vendor Engagement Manager and Fidelity project manager, circumstances which indicate the Vendor has failed to perform, breached a representation, warranty or covenant, or is likely to fail to perform the Services hereunder, or breach a representation, warranty or covenant, which may cause material harm or delay to Fidelity. Upon receipt of such notice, Fidelity shall fully cooperate with Vendor to remedy or prevent such failure in an effort to mitigate any damages Fidelity may suffer.

      21.15 Governing Law; Venue. This Agreement and any action arising hereunder shall be construed in accordance with and be governed by the laws of the State of New York, without regard to the conflicts of law provisions thereof or the United Nations Convention on the International Sale of Goods. Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in the United States District Court for the Southern District of New York, or in the state courts of the State of New York, as appropriate and the Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such proceeding brought in such courts and any claim that any such proceeding brought in such courts has been brought in an inconvenient forum. If the UCITA is enacted as part of the law of the aforementioned state, said statute shall not govern any aspect of this Agreement, any license granted hereunder, nor any of the Parties' rights and obligations arising pursuant to this Agreement. This

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Agreement and the Parties' rights and obligations hereunder shall be governed by the law as it existed prior to the enactment of the UCITA. Each Party hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

      21.16 Relationship of Parties.

            (a) Fidelity has entered into this Agreement in material part because Vendor is a professional and able to service Fidelity and Fidelity Customers without significant direction or supervision by Fidelity or Fidelity Customers. Fidelity and Fidelity Customers are interested only in results, which are subject to final approval of Fidelity and Fidelity Customers, obtained under this Agreement. The manner and means of conducting and providing the Services are under the sole control of Vendor. Vendor shall be solely and entirely responsible for Vendor's acts (and those of Vendor Personnel and Subcontractors) while this Agreement is in effect, even if Vendor Personnel and Subcontractors are not acting within the scope of employment. Vendor acknowledges that it is solely an independent contractor and that neither it nor any of Vendor Personnel or Subcontractors is an agent of, joint venturers with or an employee of neither Fidelity nor Vendor shall have the authority to bind, or make any representations on behalf of, the other, and neither Party shall hold itself out as such or knowingly permit another to rely on such belief.

            (b) Vendor alone shall be responsible for all payments due to Vendor Personnel and/or Subcontractors, including (where applicable) wages, reimbursement of expenses, remittance to proper authorities of all required income and social security withholding taxes, unemployment insurance payments and taxes, disability insurance payments and taxes and all other wages, amounts or benefits owed to or payable to or on behalf of such person. Vendor shall take full responsibility for discharging all obligations imposed by Applicable Law (now or hereafter in force) and for any actual losses and direct damages (including fines, penalties and costs) incurred by Fidelity by virtue of Vendor's or its Subcontractor's failure to perform or properly perform such obligations. Neither Vendor Personnel nor its Subcontractors is eligible for or entitled to participate in or be covered by, any employee benefit program or policy sponsored by or through Fidelity, nor are Vendor Personnel or Subcontractors eligible for, or entitled to, any form of compensation from Fidelity or any benefits provided by Fidelity to its employees (including group insurance, pension plan and savings plan benefits).

            (c) During the Term, Vendor is free to conduct outside business activities: provided that no such activities shall constitute a conflict of interest with Fidelity and that such activities shall not interfere with Services provided hereunder. This paragraph shall survive termination of the Agreement.

            (d) Subject to Section 5.2, Fidelity and Fidelity Customer(s) shall have the unfettered right to reject, remove or replace any Vendor Personnel from assignment at Fidelity or at a Fidelity Customer for any reason in sole discretion of Fidelity or a Fidelity Customer(s), as appropriate.

      21.17 Third Party Beneficiaries. Except as specified in this Agreement, the Parties do not intend to create any obligations of or any rights, causes of action or benefits in favor of any person or entity other than Fidelity, a Fidelity Affiliate (as defined in the form of Work Order attached hereto), or Vendor. Vendor agrees that each Fidelity Affiliate is an intended, third party beneficiary

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of this Agreement and is entitled to rely upon all rights, representations and warranties made by Vendor herein to the same extent as if such Fidelity Affiliate were Fidelity hereunder.

      21.18 Interpretation of Documents. In the event of a conflict between (i) the terms of this Agreement (excluding the Agreement Collateral Documents), and the terms of any Agreement Collateral Document, then the terms of this Agreement (excluding the Agreement Collateral Documents) shall prevail, (ii) the terms of this Agreement (excluding the applicable Work Order) and the terms of the applicable Work Order, then the terms of such applicable Work Order shall prevail, and (iii) any reference in this Agreement to an article, section or exhibit, and the heading of such article, section or exhibit referred to in connection therewith, then the heading of such article, section or exhibit referred to in connection therewith shall prevail.

      21.19 No Interference. Without limiting Fidelity's obligations under
Section 2.1(e) with respect to the [****], nothing contained in this Agreement shall be deemed to preclude Fidelity from (a) entering into arrangements that are the same as or are similar to the arrangement described in this Agreement with any other entities (including entities that provide services that are the same as or are similar to the Services), (b) including in any products or services it offers any products or services that are the same as or are similar to the Services, or (c) providing in any other manner any such products or services.

      21.20 Covenant of Further Assurances. Fidelity and Vendor covenant and agree that, subsequent to the execution and delivery of this Agreement, and without any additional consideration, each of Fidelity and Vendor shall execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement.

      21.21 Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against either Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

      21.22 Applicable Laws.

            (a) Vendor warrants that at all times it shall comply with all applicable federal, state, local and other laws and regulations (and as such laws and regulations may have been amended or may be amended from time to time in the future) in performing the Services and its other obligations pursuant to this Agreement. Without limiting the generality of the immediately preceding sentence, Vendor shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, age, disability, sexual orientation, creed, alienage, citizenship status, marital status or any other category protected under any federal, state or local law or regulation. Vendor shall take affirmative action to ensure that applicants are selected for employment, and that employees are treated during employment, without regard to their race, color, religion, sex or national origin, age, disability, sexual orientation, creed, alienage, citizenship status, marital status or any other protected status. Such treatment shall include the following: employment, upgrading, demotion or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selected for training including apprenticeship. Vendor shall post in conspicuous places, available to the employees and

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applicants for employment, notices setting forth the nondiscrimination provisions of this Section 21.22.

            (b) Unless exempt, Vendor shall comply with Department of Labor requirements for: (i) Executive Order 11246, as amended; (ii) Affirmative Action Regulations for Minorities and Women - 41 Code of Federal Regulations ("C.F.R.") 60-1 et seq.; (iii) Section 503 of the Rehabilitation Act of 1973; (iv) Affirmative Action Regulations for Handicapped Workers - 41 C.F.R. 60-741 et seq.; (v) Section 402 of the Vietnam-Era Readjustment Assistance Act of 1972 and 1974; (vi) Affirmative Action Regulations for Special Disabled and Vietnam-Era Veterans - 41 C.F.R. 60-250 et seq.; and (vii) Affirmative Action Regulations for Small, Small Disadvantaged and Women-Owned Small Business Concerns 48 C.F.R.
519.12 et seq., which are incorporated by reference herein.

            (c) Vendor shall comply with all privacy and data protection laws, rules and regulations which are or which may in the future be applicable to Customer Information or the Services, including the Gramm-Leach-Bliley Act (P.L. 106-102) (15 U.S.C. Section 6801 et seq.) and the Fair Credit Reporting Act (15 U.S.C. Section 1681 et seq.) and applicable regulations.

            (d) The Parties agree to promptly notify each other upon receipt of a complaint regarding the alleged occurrence of any sexual or other harassment incidents, either by or directed at any of Vendor's Personnel, and the Parties, where appropriate, shall cooperate in investigating said complaint and where necessary take remedial action. Fidelity and Vendor each represent that they have and shall continue to maintain anti-harassment policies covering their respective employees, in conformity with applicable federal, state and local laws. In the event of any claim or legal proceeding relating to a sexual or other harassment incident involving an employee of Fidelity or any of Vendor Personnel, the Parties agree, where appropriate, to cooperate with each other in resolving such claim or legal proceeding.

            (e) It is Fidelity's policy, through its Supplier Diversity Program, that minority owned business enterprises (each, an "MBE") and women-owned business enterprises (each, a "WBE") (together, the "MWBE") shall have equal opportunity to bid on Fidelity contracts and to participate in the performance of contracts for goods and services with Fidelity. All contractors are asked to share in this objective and to work with Fidelity to achieve this result. Vendor shall identify the actions, programs or efforts to be undertaken to seek to comply with the stated policy regarding the goods and services specifically identifiable to the Services. Specifically, Vendor shall identify all subcontracting opportunities specifically identifiable with this Agreement.

            (f) Failure to comply with this Section 21.22 may constitute a material breach of this Agreement.

      21.23. EU Privacy Addendum. The Parties agree that the terms and sections of the Addendum set forth in Master Agreement Exhibit J and the performance hereunder will apply to Work Orders or that portion of any Work Order in which Fidelity procures Services that Vendor will perform on behalf of any United Kingdom and/or European Affiliate of Fidelity and will dictate and supersede any corresponding or conflicting terms and sections of this Agreement in connection with the procurement of Services by Fidelity that Vendor will perform on behalf of any United Kingdom and/or European Affiliate of Fidelity.

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

      IN WITNESS WHEREOF, Fidelity Information Services, Inc. and Covansys have caused duly authorized representatives of their respective companies to execute this Master Service Provider Agreement as of the Agreement Effective Date.

Fidelity Information Services, Inc.            Covansys Corporation

By: _______________________________________    By: _____________________________

Printed Name: William P. Foley, II             Printed Name: ___________________

Title: Chairman and Chief Executive Officer    Title: __________________________

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